Exhibit 10.1
EXECUTION VERSION

MORTGAGE LOAN PARTICIPATION SALE AGREEMENT
between
PHH MORTGAGE CORPORATION,
as Seller,
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Purchaser
September 2, 2010

EXHIBITS

SCHEDULE I	AUTHORIZATIONS

EXHIBIT A	FORM OF TAKEOUT COMMITMENT ASSIGNMENT

EXHIBIT B	RESERVED

EXHIBIT C	SELLER’S WIRE TRANSFER INSTRUCTIONS

EXHIBIT D	RESERVED

EXHIBIT E	SCHEDULE OF SELLER’S INDEBTEDNESS

EXHIBIT F	FORM OF SELLER’S OFFICER’S CERTIFICATE

EXHIBIT G	PERMITTED AFFILIATE TRANSACTIONS

MORTGAGE LOAN PARTICIPATION SALE AGREEMENT
          This is a MORTGAGE LOAN PARTICIPATION SALE AGREEMENT (“Agreement”), dated as of September 2, 2010 between JPMorgan Chase Bank, National Association (“Purchaser”) and PHH Mortgage Corporation (“Seller”).
R E C I T A L S
          WHEREAS, Seller desires to sell from time to time to Purchaser all of Seller’s right, title and interest in and to designated pools of fully amortizing first lien residential Mortgage Loans (defined below) (each such pool of Mortgage Loans so purchased and sold, a “Mortgage Pool”), each in the form of a 100% participation interest evidenced by a Participation Certificate, and Purchaser, agrees to purchase such Participation Certificates evidencing such participation interests from Seller in accordance with the terms and conditions set forth in this Agreement and the Custodial Agreement. This Agreement is a commitment to enter into transactions with an aggregate Purchase Price not to exceed at any one time the Maximum Purchase Price.
          WHEREAS, Seller acknowledges that it will cause each Mortgage Pool purchased hereunder as evidenced by a Participation Certificate to be converted into an Agency Security relating to such Mortgage Pool, such Agency Security to be backed by and to relate to the Mortgage Loans subject to the Mortgage Pools. In furtherance thereof, Seller agrees to cause the related Agency Security to be issued and delivered on or before the Settlement Date under the terms and conditions provided herein.
          WHEREAS, Coincident with each Mortgage Pool purchase, Seller will have validly assigned to Purchaser all of Seller’s rights and obligations under one or more forward purchase commitments each evidencing an institution’s commitment to purchase on a mandatory basis on a designated purchase date an agreed upon principal amount of the related Agency Security.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Purchaser and Seller, intending to be legally bound, hereby agree as follows:
          Section 1. Definitions.
          Capitalized terms used in this Agreement shall have the meanings ascribed to them below. To the extent that defined terms are incorporated by reference to another agreement, any capitalized terms therein, and the definitions thereof, shall be incorporated by reference as well.
          “Accepted Servicing Practices”: With respect to each Mortgage Loan, such standards which comply with the applicable standards and requirements under: (i) an applicable Agency Program and related provisions of the applicable Agency Guide pursuant to which the related Agency Security is intended to be issued, and/or (ii) any applicable FHA and/or VA program and related provisions of applicable FHA and/or VA servicing guidelines.

          “Additional Collateral”: Shall have the meaning ascribed thereto in Section 7(d) of this Agreement.
          “Affiliate”: With respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.
          “Agency”: The Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“Fannie Mae”), and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), as applicable.
          “Agency Approvals”: Shall have the meaning ascribed thereto in Section 9(a)( xxiv) of this Agreement.
          “Agency Eligible Mortgage Loan”: A mortgage loan that is in strict compliance with the eligibility requirements for swap or purchase by the designated Agency, under the applicable Agency Guide and/or applicable Agency Program.
          “Agency Guide”: Respecting GNMA Securities, the GNMA Mortgage-Backed Securities Guide; respecting Fannie Mae Securities, the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide; and respecting Freddie Mac Securities, the Freddie Mac Sellers’ and Servicers’ Guide; in each case as such Agency Guide may be amended from time to time and as such Agency Guide has been modified by the applicable Agency for Seller.
          “Agency Program”: The specific mortgage-backed securities swap or purchase program under the relevant Agency Guide or as otherwise approved by the Agency pursuant to which the Agency Security for a given Transaction is to be issued.
          “Agency Security”: A fully modified pass-through mortgage-backed certificate guaranteed by GNMA, a guaranteed mortgage pass-through certificate issued by Fannie Mae, or a mortgage participation certificate issued by Freddie Mac, in each case representing or backed by the Mortgage Pool which is the subject of a Transaction. The particular Agency Security for the relevant Agency is alternatively referred to as: “GNMA Securities” (in the case of GNMA), “Fannie Mae Securities” (in the case of Fannie Mae) and “Freddie Mac Securities” (in the case of Freddie Mac).
          “Agency Security Face Amount”: The original unpaid principal balance of the Agency Security.
          “Agency Security Issuance Deadline”: The date by which the Agency Security must be issued and delivered to Purchaser, which, unless otherwise agreed to by Purchaser as provided herein, shall occur no later than the Settlement Date.
          “Agency Security Issuance Failure”: Failure of the Agency Security to be issued due to or as a result of Seller’s failure to perform any of its obligations under this Agreement or any other Program Document; provided that, such failure shall not constitute an Agency Security Issuance Failure if the failure of the Agency Security to be issued is due solely to an administrative or ministerial failure and Seller cures such administrative or ministerial failure within one (1) Business Day of such failure; provided further that such failure shall not constitute an Agency Security Issuance Failure if Seller repurchases the Mortgage Pool in accordance with Section 9(d) hereof.
          “Applicable Law”: All provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to a Person, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.
          “Asset Securitization Subsidiary”: (i) Any Subsidiary engaged solely in the business of effecting asset securitization transactions permitted by this Agreement and activities incidental thereto or (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, equipment, leases, mortgages, relocation assets, financial assets and related assets under management.
          “Available Borrowing Capacity”: Committed borrowing capacity which may be drawn (taking into account required reserves and discounts) upon or has been drawn upon by PHH Parent or any of its Subsidiaries under committed Mortgage Warehouse Facilities.
          “Basic Collateral”: Shall have the meaning ascribed thereto in Section 7(c) of this Agreement.
          “Balance Sheet Fee”: As set forth in the Fee Letter.
          “Business Day”: Any day other than a Saturday, Sunday, and any other day on which banking institutions in The City of New York or the jurisdiction in which the Custodian’s custodial offices are located are authorized or obligated by law to be closed.
          “Capital Lease”: As applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Change of Control”: Any of the following (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), directly or indirectly, beneficially or of record, of ownership or control of in excess of 50% of the voting common stock of PHH Parent on a fully diluted basis at any time, (ii) if at any time, PHH Parent shall cease to own, directly or indirectly, 100% of the shares of Seller or (iii) if at any time, individuals who on the date hereof constituted the Board of Directors of PHH Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of PHH Parent, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of PHH Parent then in office.
          “Code”: The Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: Shall have the meaning ascribed thereto in Section 7(d) of this Agreement.

          “Collections”: With respect to any Mortgage Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds and other collections and distributions thereon, but not including any Escrow Payments, commitment fees and/or origination fees accrued in respect of periods on or after the Purchase Date with respect to the related Participation Certificate.
          “Commitment Termination Date”: The earliest of (i) September 1, 2011, and (ii) at Purchaser’s option, upon the occurrence of a Servicing Termination Event.
          “Consolidated Assets”: For any Person, as of any date of determination, the total assets of such Person and its Consolidated Subsidiaries as of such date, determined in accordance with GAAP.
          “Consolidated Net Worth”: For any Person, as of any date of determination, all amounts which would be included on a balance sheet of such Person and its Consolidated Subsidiaries under stockholders’ equity as of such date, determined in accordance with GAAP.
          “Consolidated Subsidiaries”: For any Person, all Subsidiaries of such Person that are required to be consolidated with such Person for financial reporting purposes in accordance with GAAP.
          “Custodial Account”: An account established pursuant to Section 5(c) hereof.
          “Custodial Agreement”: The Custodial Agreement, dated as of the date hereof, among Seller, Purchaser, the Custodian and solely for the purposes of Section 3(a) to the Custodial Agreement, The Bank of New York Mellon, as amended from time to time in accordance with the terms thereof.
          “Custodian”: The Bank of New York Mellon Trust Company, N.A. and its successors shall be the Custodian under the Custodial Agreement.
          “Cut-off Date”: The first calendar day of the month in which the Settlement Date is to occur.
          “Cut-off Date Principal Balance”: The outstanding principal balance of the Mortgage Loans on the Cut-off Date after giving effect to payments of principal and interest due on or prior to the Cut-off Date whether or not such payments are received.
          “Deficient Mortgage Loans”: With respect to a Participation Certificate, a Mortgage Loan that is not in compliance with Section 9(b) hereof.
          “Deficient Mortgage Pool”: With respect to a Participation Certificate, a Mortgage Pool (i) with respect to which any related Mortgage Loan is a Deficient Mortgage Loan or (ii) that is ineligible for acceptance by an Agency in connection with the issuance of an Agency Security.
          “Designated Servicer”: Shall have the meaning ascribed thereto in Section 5(f) of this Agreement.

          “Discount Rate”: With respect to each Transaction, the percentage set forth in the Fee Letter and on the applicable funding report delivered on the Purchase Date plus the LIBOR Rate on such date of determination (which shall be the related Purchase Date).
          “Electronic Tracking Agreement”: The Electronic Tracking Agreement, dated as of the date hereof, among Seller, Purchaser, MERS and MERSCORP, Inc., in form and substance acceptable to the parties.
          “ERISA”: With respect to any Person, means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate”: Any corporation or trade or business that, together with Seller is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.
          “Escrow Payments”: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rents, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the related mortgagor with the mortgagee pursuant to the Mortgage or any other related document.
          “Event of Insolvency”: For any Person means:
          (a) that such Person shall discontinue or abandon operation of its business; or
          (b) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or
          (c) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not have been dismissed for a period of 30 consecutive days; or
          (d) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Requirement of Law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such Requirement of Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or
          (e) that such Person shall become insolvent.

          “Event of Termination”: With respect to Seller (a) with respect to any Plan, a Reportable Event, or (b) the withdrawal of Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430 (j) of the Code or Section 303 (j) of ERISA, or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any Plan, or (e) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412 (b) or 430 (k) of the Code with respect to any Plan.
          “Existing Mortgage Warehouse Facilities”: The mortgage warehouse facilities listed on Schedule 5.1(c) to the Revolving Credit Facility as of the Revolver Fourth Amendment Effective Date along with the $500,000,000 gestation facility with Bank of America, N.A.
          “Expenses”: All present and future expenses incurred by or on behalf of the Purchaser in connection with this Agreement or any of the other Program Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, including without limitation, reasonable attorneys’ fees.
          “Fannie Mae Securities”: The meaning ascribed to such term in the definition of “Agency Security” herein.
          “Fee Letter”: That certain fee letter between Purchaser and Seller, dated as of the date hereof.
          “FHA”: The Federal Housing Administration.
          “FHA Insurance Contract”: The contractual obligation of FHA respecting the insurance of an FHA Loan pursuant to the National Housing Act, as amended.
          “FHA Loan”: A Mortgage Loan that is, or will be, the subject of an FHA Insurance Contract and is, or will be, evidenced by a Mortgage Insurance Certificate.
          “FHA Regulations”: The regulations promulgated by HUD under the National Housing Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters, and all amendments and additions thereto.
          “Fidelity Insurance”: Insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary,

property (other than money and securities) and computer fraud in an aggregate amount acceptable to the Agencies.
          “Fleet Asset Securitization Facilities”: The asset-backed financing arrangements relating to the securitization of vehicle fleet leases originated and serviced by an Affiliate of the Seller as more fully described in (i) that certain Amended and Restated Base Indenture, dated as of December 17, 2008, between Chesapeake Funding LLC, as Issuer, and JPMorgan Chase Bank, N.A., as Indenture Trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, and such other program documents relating thereto, and (ii) that certain Trust Indenture dated as of November 16, 2009, between BNY Trust Company of Canada as issuer trustee of Fleet Leasing Receivables Trust and ComputerShare Trust Company Of Canada, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and such other program documents relating thereto.
          “Freddie Mac Securities”: The meaning ascribed to such term in the definition of “Agency Security” herein.
          “GAAP”: Generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.
          “GNMA Securities”: The meaning ascribed to such term in the definition of “Agency Security” herein.
          “Good Delivery”: The meaning ascribed to such term in the SIFMA Guide in connection with the standard requirements for the delivery and settlement of an Agency Security.
          “Government-Sponsored Enterprise”: (i) Fannie Mae, (ii) Freddie Mac, (iii) GNMA or (iv) any other HUD entity.
          “Governmental Authority”: Any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.
          “Guaranty”: With respect to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the repayment of such primary obligation or (d) as a general partner of a partnership or a joint venturer of a joint venture in respect of indebtedness of such partnership or such joint venture which is treated as a general partnership for purposes of Applicable Law. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount (or portion thereof) of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder); provided that the amount of any Guaranty shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty would have recourse. Notwithstanding the foregoing definition, the term “Guaranty” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture).
          “HUD”: The United States Department of Housing and Urban Development or any successor thereto.
          “Indebtedness”: With respect to any Person, (i) all indebtedness, obligations and other liabilities of such Person and its Subsidiaries which are, at the date as of which Indebtedness is to be determined, includable as liabilities in a consolidated balance sheet of such Person and its Subsidiaries, other than (w) accounts payable, accrued expenses and derivatives transactions entered into in the ordinary course of business pursuant to hedging programs, (x) advances from clients obtained in the ordinary course of the relocation management services business of such Person and its Subsidiaries, (y) current and deferred income taxes and other similar liabilities and (z) minority interest, plus (ii) without duplicating any items included in Indebtedness pursuant to the foregoing clause (i) (but excluding reinsurance obligations of Atrium Insurance Corporation and its successors and assigns), the maximum aggregate amount of all liabilities of such Person or any of its Subsidiaries under any Guaranty, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than such Person whose Indebtedness is being determined or one of its Subsidiaries and (iii) all other obligations or liabilities of such Person or any of its Subsidiaries in relation to the discharge of the obligations of any Person other than such Person whose Indebtedness is being determined or one of its Subsidiaries.
          “Individual Takeout Amount”: The principal amount of an Agency Security covered by a particular Takeout Commitment plus accrued interest on such amount, determined in accordance with Good Delivery requirements.
          “Initial Balance”: The aggregate outstanding principal balance of the Mortgage Loans evidenced by a Participation Certificate as of the related Purchase Date.

          “Initial Remittance Date”: The meaning ascribed thereto in Section 4(c) of this Agreement.
          “Interest Rate Protection Agreement”: Any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.
          “LIBOR Rate” shall mean, with respect to any Purchase Date, the rate of interest (calculated on a per annum basis) equal to the one month British Bankers Association Rate as reported on the display designated as “BBAM” “Page DG8 4a” on Bloomberg (or such other display as may replace “BBAM” “Page DG8 4a” on Bloomberg) on such Purchase Date, and if such rate shall not be so quoted, the rate per annum at which Purchaser is offered Dollar deposits at or about 11:00 a.m., (New York City time), on such Purchase Date, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for a one month period, and in an amount comparable to the amount of the Purchase Price of Transactions to be entered into on such day.
          “Losses”: The meaning ascribed thereto in Section 5(a) of this Agreement.
          “Material Adverse Effect”: The occurrence of (i) a material and adverse change with respect to the business, operations, properties or financial condition of Seller or PHH Parent or a material and adverse change with respect to the prospects of Seller and PHH Parent taken as a whole, (ii) a material adverse effect on the ability of Seller or PHH Parent to perform its Obligations under any of the Program Documents to which it is a party, (iii) a material adverse effect on the validity or enforceability against Seller or PHH Parent of any of the Program Documents to which it is a party, (iv) a material adverse effect on the rights and remedies of Purchaser under any of the Program Documents, or (v) a material adverse effect, other than due to market conditions, on the value of a material portion of the Mortgage Loans in each case of clauses (i) — (v) as determined by the Purchaser in its sole good faith discretion.
          “Material Subsidiary”: For any Person, any Subsidiary of such Person, which together with its own Subsidiaries at the time of determination had assets constituting 10% or more of such Person’s Consolidated Assets, accounts for 10% or more of such Person’s Consolidated Net Worth, or accounts for 10% or more of the revenue of such Person and its Consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.
          “Maximum Purchase Price”: FIVE HUNDRED MILLION DOLLARS ($500,000,000).
          “MERS”: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor thereto.
          “MERS System”: The electronic registry system, through which MERS is designated as mortgagee of record for the Mortgage Loans, takes all such actions as may be required with regard to servicing the Mortgage Loans, including, but not limited to, executing and, if required in accordance with Accepted Servicing Practices, recording, any modification, waiver, subordination agreement, instrument of satisfaction or cancellation, partial or full release, discharge or any other comparable instruments.
          “Mortgage”: A first lien mortgage or deed of trust securing a Mortgage Note.
          “Mortgage File”: The items pertaining to each Mortgage Loan (other than the Mortgage Loan Documents required to be delivered to the Custodian pursuant to the Custodial Agreement) and Agency Program as described in the relevant Agency Guide.
          “Mortgage Insurance Certificate”: An original HUD Form 59100 signed by HUD which identified the Mortgage Loan it accompanies.
          “Mortgage Interest Rate”: The annual rate of interest borne by the Mortgage Note.
          “Mortgage Loan”: Each mortgage loan included in a Mortgage Pool, in each case secured by a Mortgage on a one- to four-family residence and (if so required by the relevant Agency Program) eligible to be either guaranteed by VA and/or insured by FHA, or insured by a private mortgage insurer, as applicable.
          “Mortgage Loan Documents”: The originals of the Mortgage Notes and other documents and instruments, in each case with respect to the Mortgage Loans, required to be delivered to the Custodian in connection with each Transaction, all pursuant to the Custodial Agreement.
          “Mortgage Loan Remittance Report”: The meaning ascribed thereto in Section 5(a) of this Agreement.
          “Mortgage Loan Schedule”: The meaning ascribed thereto in the Custodial Agreement.
          “Mortgage Note”: A promissory note or other evidence of indebtedness of the obligor thereunder, representing a Mortgage Loan, and secured by the related Mortgage.
          “Mortgage Pool”: Shall have the meaning ascribed thereto in the introductory recitals to this Agreement.
          “Mortgage Pool Ownership Interest”: Shall have the meaning ascribed thereto in Section 2(b)(i) of this Agreement.
          “Mortgage Warehouse Facilities”: (i) The Existing Mortgage Warehouse Facilities and (ii) each other credit facility for the warehousing or gestation of mortgages that provides financing to PHH Parent or any of its Subsidiaries.
          “Mortgaged Property”: The real property securing repayment of the debt evidenced by a Mortgage Note.

          “Mortgagor”: The obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder
          “Multiemployer Plan”: A multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.
          “Net Mortgage Interest Rate”: With respect to any Mortgage Loan, the Mortgage Interest Rate applicable to such Mortgage Loan less the Servicing Fee.
          “Obligations”: All of the obligations of the Seller to the Purchaser under the Program Documents.
          “Outstanding Transaction”: The meaning ascribed thereto in Section 11 of this Agreement.
          “Participation Certificate”: A certificate issued in the name of Purchaser and delivered to Custodian by Seller in connection with each Transaction, substantially in the form attached as an exhibit to the Custodial Agreement, such certificate to evidence the entire (100%) beneficial ownership interest in the related Mortgage Pool.
          “Participation Certificate Pass-Through Rate”: With respect to each Participation Certificate, the per annum rate at which interest is passed through to Purchaser which initially shall be the rate of interest specified on such Participation Certificate as the Pass-Through Rate, subject to adjustment as contemplated hereby. The Participation Certificate Pass-Through Rate is based upon the weighted average of the Net Mortgage Interest Rates on the Mortgage Loans.
          “PBGC”: The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
          “Permitted Affiliate Agreement”: An agreement listed on Exhibit G hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
          “Permitted Affiliate Transactions”: (a) Purchases and sales by Seller of mortgage loans to or from any of its Subsidiaries or Affiliates or the brokering of mortgage loans between Seller and any Subsidiary or Affiliate thereof, (b) proceeds received by Seller in connection with fees required to be paid under the PHH Management Services Agreement as existing on the date hereof, together with any increase in such existing fees but excluding any separate or additional fees not required under the PHH Management Services Agreement, (c) proceeds received by Seller in connection with servicing fees required to be paid by its Subsidiaries, (d) loans or advances by Seller to or from PHH Parent or any Subsidiary thereof (and the repayment thereof), (e) distributions and other transfers by Seller of its properties or assets to PHH Parent or any Subsidiary thereof and (g) any transaction contemplated by, and fees payable pursuant to, the Permitted Affiliate Agreements not otherwise referenced in this definition.

          “Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “PHH Home Loans Entities”: PHH Home Loans, LLC, a Delaware limited liability company, and its Subsidiaries.
          “PHH Management Services Agreement”: That certain Management Services Agreement, dated as of March 31, 2006, by and among PHH Home Loans, LLC, Seller and the other parties listed therein, as amended, restated, supplemented or otherwise modified from time to time.
          “PHH Parent”: PHH Corporation, a Maryland corporation.
          “Plan”: An employee benefit or other plan established or maintained by Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.
          “Pooling Documents”: Each of the original schedules, forms and other documents (other than the Mortgage Loan Documents) required to be delivered by or on behalf of Seller with respect to a Mortgage Pool to the relevant Agency and/or the Purchaser and/or the Custodian, as further described in the Custodial Agreement.
          “Potential Servicing Termination Event” A Servicing Termination Event or an event that with notice or lapse of time or both would become a Servicing Termination Event.
          “Present Value Adjustment”: The product of (a) the Discount Rate, (b) the Initial Balance, (c) the Takeout Price and (d) a fraction, the numerator of which is the actual number of days elapsed from (and including) the Purchase Date to (but excluding) the Cut-off Date and the denominator of which is 360.
          “Pro Forma Basis”: In connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty (30) days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.
          “Program Documents”: This Agreement, the Custodial Agreement, the Electronic Tracking Agreement, each Participation Certificate and all other documents related thereto.
          “Program Fee”: As set forth in the Fee Letter.
          “Purchase Date”: As to a given Transaction, the date of Seller’s sale and Purchaser’s purchase of the Participation Certificate, as evidenced by Purchaser’s payment to Seller of the Purchase Price.

          “Purchase Price”: With respect to any Participation Certificate, an amount equal to the sum of:
          A. the product of the Initial Balance and the Takeout Price;
          B. the product of (i) the product of (1) the Participation Certificate Pass-Through Rate and (2) the Initial Balance; and (ii) a fraction, the numerator of which is the actual number of days elapsed from (and including) the Cut-off Date to (but excluding) the Settlement Date and the denominator of which is 360; and
          C. minus the Present Value Adjustment.
          “Qualified Depository”: A depository institution, the accounts of which are insured by the FDIC, which meets the applicable requirements of the relevant Agency for maintaining custodial collection accounts and escrow accounts in connection with servicing mortgage loans underlying an Agency Security.
          “Remittance Date”: The 25th day of each month (or if such day is not a Business Day, the Business Day immediately following such 25th day).
          “REO Assets”: With respect to any Person, means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables purchased or originated by PHH Parent or any of its Subsidiaries in the ordinary course of business.
          “Reportable Event”: Any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.
          “Remittance Date”: The 25th day of each month (or if such day is not a Business Day, the Business Day immediately following such 25th day).
          “Replacement Shortfall”: The meaning ascribed thereto in Section 9(c) of this Agreement
          “Requirement of Law”: As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, procedure or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: As to any Person, the chief executive officer, the chief financial officer, the treasurer or the chief operating officer of such Person.
          “Revolver Fourth Amendment Effective Date”: June 25, 2010.
          “Revolving Credit Facility”: That certain Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006 as amended through the Fourth Amendment, dated as of June 25, 2010, among PHH Parent, as Borrower, PHH Vehicle

Management Services Inc., as Canadian Subsidiary Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders from time to time party thereto and others, as further amended from time to time. To the extent the Revolving Credit Facility is terminated, the terms incorporated herein by reference shall survive such termination.
          “Rolling Period”: With respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.
          “SEC”: The Securities and Exchange Commission.
          “Securitization Indebtedness”: Indebtedness incurred by any structured bankruptcy-remote Subsidiary of PHH Parent which does not permit or provide for recourse to PHH Parent or any Subsidiary of PHH Parent (other than such structured bankruptcy-remote Subsidiary) or any property or asset of PHH Parent or any Subsidiary of PHH Parent (other than the property or assets of such structured bankruptcy-remote Subsidiary). Securitization Indebtedness shall include, without limitation, the Fleet Asset Securitization Facilities and other similar financing facilities.
          “Scheduled Delivery Date”: The date of delivery of any Agency Security to be delivered by an Agency to Purchaser in connection with a Transaction.
          “Serviced Loans”: All residential mortgage loans serviced or required to be serviced by the Seller under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person retained by the Seller for that purpose.
          “Servicing Advances”: Advances made by PHH Parent or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that PHH Parent or any of its Subsidiaries otherwise advances in its capacity as servicer pursuant to any servicing agreement.
          “Servicing Advance Facility”: Any funding arrangement with lenders based in whole or in part upon Servicing Advances under which advances are made to PHH Parent or any of its Subsidiaries.
          “Servicing Agreement”: With respect to any Person, the arrangement (whether or not in writing) pursuant to which that Person acts as servicer of residential mortgage loans, whether owned by that Person or by others.
          “Servicing Fee”: With respect to any Mortgage Loan and any month, the monthly fee payable to the Servicer for the servicing of such Mortgage Loan, such fee being calculated on a Mortgage Loan-by-Mortgage Loan basis and equal to the outstanding principal balance of such Mortgage Loan on which interest accrued in the related month multiplied by a percentage which is set forth on the Mortgage Loan Schedule.
          “Servicing File”: With respect to each Mortgage Loan, the file to be held by Seller in trust for the benefit of Purchaser, solely in Seller’s capacity as a servicer. Such file includes, but is not limited to, originals or copies of all documents in the Mortgage File, computer files, data disks, books, records, payment histories, data tapes, notes and all additional documents generated as a result of or utilized in originating and servicing each Mortgage Loan.
          “Servicing Period”: The meaning ascribed thereto in Section 2(b)(iv) of this Agreement.
          “Servicing Portfolio”: The Seller’s entire portfolio of Serviced Loans.
          “Servicing Termination Events”: Shall have the meaning ascribed thereto in Section 5(e) of this Agreement.
          “Servicing Transfer Date”: Shall have the meaning ascribed thereto in Section 6 of this Agreement.
          “Settlement Date”: With respect to each Transaction, that date specified as the contractual delivery and settlement date in the related Takeout Commitment(s) pursuant to which Purchaser has the right and obligation to deliver Agency Securities to the Takeout Buyer(s).
          “SIFMA Guide”: The uniform practices for the clearance and settlement of mortgage backed securities and other related securities, published (and periodically updated as supplemented) by The Securities Industry and Financial Markets Association (“SIFMA”).
          “Single-Employer Plan”: A single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.
          “Special Purpose Vehicle Subsidiary”: PHH Caribbean Leasing, Inc. and any Subsidiary engaged in the fleet-leasing management business that (i) is, at any time, a party to one or more lease agreements with only one lessee, and (ii) finances, at any one time, its investments in lease agreements or vehicles with only one lender (which lender may be PHH Parent if and to the extent that such loans and/or advances by PHH Parent are not prohibited hereby).
          “Standard Agency Mortgage Loan Representations”: Shall have the meaning ascribed thereto in Section 9(b)(iii) of this Agreement.
          “Subsidiary”: With respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
          “Takeout Amount”: The aggregate of the Individual Takeout Amounts respecting the Agency Security to be issued in connection with a given Transaction, which Takeout Amount shall be required to equal the unpaid principal balance of the Agency Security plus accrued interest.

          “Takeout Buyer”: (i) Any member of the Mortgage-Backed Securities Clearing Corporation or (ii) any other Person approved by Purchaser.
          “Takeout Commitment”: A trade confirmation from the Takeout Buyer to Seller in oral or electronic format confirming the details of a forward trade between the Takeout Buyer (as buyer) and Seller (as seller) constituting a valid, binding and enforceable commitment by a Takeout Buyer to purchase on the Settlement Date and at a given Takeout Price the principal amount of the Agency Security described therein.
          “Takeout Commitment Assignment”: An assignment executed by Seller, whereby Seller irrevocably assigns its rights and obligations under the Takeout Commitment (provided; that Purchaser’s obligation under such Takeout Commitment shall arise solely to the extent it receives the related Agency Security), and which assignment shall be substantially in the form and content of Exhibit A hereto.
          “Takeout Price”: As to each Takeout Commitment the purchase price (expressed as a percentage of par) set forth therein.
          “Tangible Net Worth”: With respect to any Person, as of any date of determination, such Person’s Consolidated Net Worth minus the aggregate book value of all intangible assets of such Person and its Consolidated Subsidiaries as of such date in accordance with GAAP.
          “Transaction”: Each of (i) each commitment by Purchaser to purchase, and by Seller to sell, a Mortgage Pool as evidenced by a Participation Certificate under the terms and conditions of this Agreement; (ii) Seller’s performance of its Obligations both hereunder respecting such Mortgage Pool and under the Custodial Agreement; (iii) the issuance and delivery of the related Agency Security together with Seller’s undertakings respecting the facilitation of such Agency Security issuance; (iv) the delivery of the related Agency Security to the Takeout Buyer under each Takeout Commitment; (v) Purchaser’s exercise of its rights and remedies hereunder and in the Custodial Agreement in the event of an Agency Security Issuance Failure; and (vi) as appropriate, Seller’s servicing of the Mortgage Pool as described herein.
          “VA”: The Department of Veterans Affairs.
          “VA Approved Lender”: Those lenders that are approved by the VA to act as a lender in connection with the origination of any VA Loan subject to a VA Loan Guaranty Agreement.
          “VA Loan”: A Mortgage Loan that is or will be the subject of a VA Loan Guaranty Agreement.
          “VA Loan Guaranty Agreement”: The obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) pursuant to the Serviceman’s Readjustment Act, as amended.

          “Warehouse Lender”: Any lender providing financing to Seller for the purpose of originating Mortgage Loans, which prior to the Purchase Date has a security interest in such Mortgage Loans as collateral for the obligations of Seller to such lender.
          “Warehouse Lender’s Release”: A letter from a Warehouse Lender in the form of an exhibit to the Custodial Agreement or such other form acceptable to Purchaser in its sole discretion.
          “Wire Instructions”: The wiring instructions as provided by the Seller to the Purchaser and attached hereto as Exhibit C.
          Section 2. Purchases of Participation Certificates.
          (a) Purchaser shall from time to time, purchase one or more Participation Certificates from Seller at the Purchase Price that are delivered to Purchaser at Seller’s request in accordance with the terms hereof and the Custodial Agreement. Purchaser shall be under no obligation to purchase of any Participation Certificate until the Conditions Precedent set forth in Section 8 shall be satisfied or waived.
          (b) Simultaneously with the payment by Purchaser of the Purchase Price, in accordance with the warehouse lender’s wire instructions or Seller’s Wire Instructions, as applicable, with respect to a Participation Certificate, Seller hereby agrees to:
     (i) irrevocably and absolutely sell, transfer, assign, set over and convey to Purchaser, without recourse but subject to the terms of this Agreement, all right, title and interest of Seller in and to (A) the Participation Certificate and a 100% undivided beneficial ownership interest in the Mortgage Loans subject to such Participation Certificate, (B) any payments or proceeds under any related primary insurance, hazard insurance and FHA insurance policies and VA guarantees (if any) and (C) the Mortgage Loan Documents and Mortgage Files (collectively, the “Mortgage Pool Ownership Interest”);
     (ii) irrevocably and absolutely assign and set over to Purchaser all of Seller’s rights and its obligations in and to each Takeout Commitment (provided; that Purchaser’s obligation under such Takeout Commitment shall arise solely to the extent it receives the related Agency Security) and does hereby deliver to Purchaser the Takeout Commitment Assignment duly executed by Seller;
     (iii) sell, transfer, set over and convey to Purchaser all of Seller’s right, title and interest in and to the Agency Security scheduled to be issued by the applicable Agency; and
     (iv) service each Mortgage Loan subject to the applicable Participation Certificate as servicer for the benefit of Purchaser (and any other registered holder of the Participation Certificate) for a term of sixty (60) days following the related Purchase Date (the “Servicing Period”), which is renewable for subsequent sixty (60) day periods (or such other period agreed to by Purchaser) upon written agreement by Purchaser through the earliest to occur of (A) the date of actual issuance, delivery and settlement of the

Agency Security to Purchaser, provided such issuance and delivery occurs on or before the Agency Security Issuance Deadline, unless otherwise mutually agreed to by the parties and (B) in the case of an Agency Security Issuance Failure, either (x) any date so designated by Purchaser, but in all events a date occurring no later than the last calendar day of the second month following the month in which the Settlement Date for the related Agency Security was originally scheduled to occur; or (y) at Seller’s option the date of Seller’s purchase of the entire Mortgage Pool related to such Agency Security Issuance Failure.
          (c) Purchaser shall (i) upon receipt of the executed Takeout Commitment Assignment, promptly deliver such Takeout Commitment Assignment to the applicable Takeout Buyer and (ii) promptly after consummation of the transactions contemplated in the applicable Takeout Commitment Assignment, deliver to Seller a written report (in form and substance acceptable to Purchaser) reflecting that the related transactions have settled.
          (d) From time to time Seller may make a request of Purchaser by telephone or otherwise to enter into a Transaction.
          (e) In connection with the purchase of any Participation Certificate hereunder, Purchaser shall, upon receipt of a duly executed and properly completed copy of the Participation Certificate, (x) if such Participation Certificate is received by Purchaser prior to 2:00 p.m. (Eastern time) then prior to 4:00 p.m. (Eastern time) on such date or (y) if such Participation Certificate is received by Purchaser at or after 2:00 p.m. (Eastern time) then prior to 4:00 p.m. (Eastern time) on the next Business Day, pay an amount equal to the Purchase Price for such Participation Certificate by wire transfer of immediately available funds (i) if there is no Warehouse Lender, to Seller in accordance with Seller’s Wire Instructions or (ii) upon the receipt of a Warehouse Lender’s Release, to a Warehouse Lender, provided that, if the Purchase Price is insufficient to pay the release amount due to the Warehouse Lender, Seller shall remit to Purchaser the difference between the Purchase Price and such release amount and Purchaser shall remit the full release amount to the Warehouse Lender. In the event that Purchaser does not transmit such payment, (i) any Participation Certificate delivered by Custodian to Purchaser in anticipation of such purchase shall automatically be null and void, (ii) Purchaser will not consummate the transactions contemplated in the applicable Takeout Commitment Assignment, (iii) if Purchaser shall nevertheless receive any portion of the related Takeout Price, Purchaser shall pay such Takeout Price to Seller in accordance with Seller’s Wire Instructions on the date of receipt thereof by Purchaser if Purchaser receives such portion of the Takeout Price prior to 1:00 p.m., New York City time and otherwise, on the next Business Day and (iv) to the extent that Purchaser shall nevertheless receive the Agency Security backed by the Mortgage Loans prior to the Participation Certificate becoming null and void as provided in clause (i) above, Purchaser shall take all reasonable actions necessary to ensure that such Agency Security shall be delivered in accordance with Seller’s delivery instructions provided to Purchase at such time.
          (f) In the event that the Agency Security is not issued on or before the Agency Security Issuance Deadline, Purchaser and Seller may, in the sole discretion of each such party, agree to extend the original Agency Security Issuance Deadline, which agreement shall be evidenced in writing.

          (g) To the extent, but only to the extent, the Agency Security is not issued on or before the Agency Security Issuance Deadline or an Agency Security Issuance Failure has occurred, then all payments and recoveries of principal and interest respecting any Mortgage Loan due on or after the Cut-off Date, shall belong to Purchaser.
          (h) The terms and conditions of the purchase of each Participation Certificate shall be as set forth in this Agreement and in each Participation Certificate. Each Participation Certificate shall be deemed to incorporate, and Seller shall be deemed to make as of the applicable dates specified herein, for the benefit of Purchaser, the representations and warranties set forth herein in respect of such Participation Certificate and the Mortgage Loans evidenced by such Participation Certificate.
          Section 3. Takeout Commitments.
          Seller, coincident with the commencement of each Transaction, hereby and thereby assigns and sets over to Purchaser, without recourse, free and clear of any lien, claim, participation or encumbrance of any kind, all of Seller’s rights (but not its obligations) under each Takeout Commitment, including without limitation its right and entitlement to receive the entire Takeout Price specified in each Takeout Commitment from a Takeout Buyer. Purchaser agrees that it will deliver to each Takeout Buyer such Agency Security that is sufficient to satisfy all Takeout Commitments, provided that the Agency Security shall have been issued and delivered to Purchaser in the Agency Security Face Amount, and at least equal to the Cut-off Date Principal Balance, on or before the Settlement Date so as to allow Purchaser to effect Good Delivery of the Agency Security to the Takeout Buyer.
          Section 4. Issuance and Delivery of Participation Certificate.
          (a) In connection with each Transaction, Seller shall cause a completed Participation Certificate executed by Seller to be issued and delivered to the Custodian for authentication and delivery of a copy thereof to Purchaser on or before the Purchase Date. Pursuant to the Custodial Agreement, Custodian shall hold the Participation Certificate for the exclusive use and benefit of Purchaser, as Purchaser’s bailee, and shall deliver a facsimile copy of the Participation Certificate to Purchaser upon authentication. The Participation Certificate shall evidence the entire Mortgage Pool Ownership Interest in the Mortgage Pool. The Participation Certificate shall, by its terms, cease to evidence a Mortgage Pool Ownership Interest (i) (A) with respect to any Agency Security issued by GNMA, when Purchaser is registered as the registered owner of such Security on GNMA’s central registry and (B) with respect to any Agency Security issued by Fannie Mae or FHLMC, the later to occur of (x) the issuance of the related Agency Security and (y) the transfer of all of the right, title and ownership interest in that Agency Security to Purchaser or its designee; or (ii) in the event of an Agency Security Issuance Failure and Purchaser exercises its option to terminate Seller as servicer in accordance with the terms hereof and cause the Participation Certificate to be canceled in exchange for assignment and delivery to Purchaser by the Custodian of the entire Mortgage Pool Ownership Interest, and provided further, that the rights and remedies conferred under such Participation Certificate and this Agreement shall continue to be effective in determining the rights of Purchaser (or other holder of the Participation Certificate) to receive the benefit of any required payments derived from the Mortgage Pool.

          (b) Purchaser and any transferee under the Participation Certificate shall be entitled during the term in which a Participation Certificate remains in force and effect to sell, transfer, assign, pledge, or otherwise dispose of such Participation Certificate in accordance with the terms of the Custodial Agreement, all without the consent of Seller; provided that Purchaser shall not enter into any agreement with respect to the sale, transfer, assignment, pledge, or other disposition of a Participation Certificate that shall expressly restrict Purchaser’s obligation or ability to deliver the Participation Certificate and related Mortgage Loans as contemplated hereunder. Seller agrees to treat any registered holder of the Participation Certificate as the sole beneficial owner of the Mortgage Pool evidenced thereby, all as further provided in the Custodial Agreement. Upon any transfer by the Purchaser of a Participation Certificate, the Purchaser shall provide notice of such transfer to the Seller and provide the Seller with contact information for such transferee; provided that the failure to give such notice and contact information shall not affect the validity of any such transfer and provided, further, in no event shall Seller be required to recognize any such transfer that Seller has not received notice of.
          (c) Upon sale or other disposition by Purchaser as contemplated herein, Purchaser (or a subsequent registered holder of a Participation Certificate) shall surrender the Participation Certificate (to the extent in its possession) to Custodian upon the earliest to occur of (i) the sale or transfer of such Participation Certificate and (ii) the assignment and delivery to Purchaser of the entire Mortgage Pool Ownership Interest.
          Section 5. Mortgage Pool Servicing.
          (a) General Servicing Standards; Indemnification; Servicing Compensation. Purchaser and Seller agree that Seller shall service each Mortgage Pool for the benefit of Purchaser (and any other registered holder of the Participation Certificate) from the Purchase Date for each Transaction until the expiration or earlier termination of the Servicing Period. Seller shall have no further servicing obligations or duties to Purchaser under the terms of this Agreement with respect to the relevant Mortgage Pool upon the expiration of the applicable Servicing Period.
          Seller shall service and administer each Mortgage Pool in accordance with Accepted Servicing Practices and Seller shall at all times comply with Applicable Law, FHA Regulations and VA regulations, as applicable, and any other applicable rules or regulations so that (among other things) FHA insurance, VA guarantee, or private mortgage insurance in respect of any Mortgage Loan remains in full force and effect and is not reduced. Seller shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Purchaser may, at any time during Seller’s normal business hours, on reasonable notice, examine such records. In addition, Seller shall deliver to Purchaser on each Remittance Date (or other date of required remittance of Mortgage Loan payments) occurring during the Servicing Period a written report regarding the status of those Mortgage Loans, in the form, and having the content, of the remittance report required under the relevant Agency Guide and Agency Program respecting the Agency Security originally intended to be issued pursuant to the Transaction (each, a “Mortgage Loan Remittance Report”). Seller shall not consent to a modification of the interest rate of a Mortgage Note, defer or forgive the payment thereof or of any principal, reduce the outstanding principal amount (except for actual payments of principal) or extend the final maturity date of a Mortgage Loan during the Servicing Period or at any other time that it is servicing such Mortgage Loan hereunder for the benefit of Purchaser or its permitted assigns.
          Seller shall indemnify and hold Purchaser harmless against any and all actions, claims, liabilities or other losses (“Losses”) resulting from or otherwise arising in connection with the failure of Seller to perform its Obligations (including, without limitation, any indemnity in connection with a breach of a representation and warranty in Section 9(b) hereof) in strict compliance with the terms of this Agreement (which indemnification shall not include consequential damages but shall include, without limitation, any failure to perform servicing obligations, any failure of a Takeout Buyer to perform in a timely manner under its forward purchase commitment if such failure was caused by Seller’s required action or failure to take action under the terms of this Agreement, any Losses attributable to an Agency Security Issuance Failure if such failure was caused by Seller’s required action or failure to take action under the terms of this Agreement, any Losses attributable to the improper servicing of the Mortgage Loans and any Losses attributable to the failure of an Agency to deliver an Agency Security on the Scheduled Delivery Date if such failure was caused by Seller’s required action or failure to take action under the terms of this Agreement).
          With respect to any Mortgage Loan, if the related Mortgagor is delinquent with respect to either the Mortgage Loan’s first or second scheduled monthly payment subsequent to origination of such Mortgage Loan, Seller shall, upon receipt of notice from Purchaser, repurchase the beneficial interest in such Mortgage Loan within one hundred and twenty (120) days after the Purchase Date, provided that Seller shall have no obligation to repurchase such Mortgage Loan or indemnify Purchaser from any Losses resulting from or otherwise arising in connection with such delinquent Mortgage Loan after an Agency Security backed by such Mortgage Loan is issued.
          As compensation for Seller undertaking servicing duties, Seller shall be entitled to receive the Servicing Fee and such other compensation (e.g., late fees and assumption fees) as and in such manner provided for under the applicable provisions of the relevant Agency Guide and Agency Program.
          (b) Seller’s Retention of Mortgage Files and Servicing Files. Each Servicing File and Mortgage File shall be held by Seller in order to service the Mortgage Loans pursuant to this Agreement and are and shall be held in trust by Seller for the benefit of Purchaser as the owner thereof during the Servicing Period or at any other time that it is servicing such Mortgage Loan hereunder for the benefit of Purchaser or its permitted assigns. Seller shall at all times maintain accurate and complete records of its servicing of the Mortgage Loans, and Purchaser may, at any time during Seller’s business hours on reasonable notice, examine and make copies of such Servicing Files. Seller covenants to hold all Servicing Files with respect to the Mortgage Loans for the benefit of Purchaser in Seller’s capacity as servicer and to safeguard such Servicing Files and to deliver copies of them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request or otherwise as required by operation of this Section 5(b). The ownership of each Mortgage Note, Mortgage and related Mortgage Loan Documents, and the contents of each Mortgage File is vested in Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of Seller shall immediately vest in Purchaser and shall be retained and maintained, in trust, by Seller at the will of Purchaser in such custodial capacity only. The books and records of Seller shall be appropriately marked to clearly reflect the ownership of the related Mortgage Loans by Purchaser (subject to the rights of the relevant Agency upon issuance of the Agency Security). Seller shall release from its custody the contents of any Mortgage File or Servicing File retained by it only in accordance with this Agreement and/or any applicable Agency Guide, unless such release is required as incidental to the servicing of a Mortgage Loan.
          (c) Custodial Collection Account; Mortgage Loan Payments. Seller shall establish one or more custodial collection accounts, each in the form of time deposit or demand accounts, and each titled, “PHH Mortgage Corporation, in trust for JPMorgan Chase Bank, National Association Residential Rate Mortgage Loans and various Mortgagors” (each such account, a “Custodial Account”). Such accounts shall be established with a Qualified Depository acceptable to Purchaser and Seller shall promptly deliver to Purchaser evidence of the establishment of such accounts.
          Each Participation Certificate shall provide for monthly remittance by Seller to the registered holder thereof of Mortgage Pool payments of principal (including principal prepayments) and interest. The first Remittance Date for Seller’s remittance of Mortgage Loan payments to the holder of a Participation Certificate (“Initial Remittance Date”) shall occur (if at all) on the 25th day of the month following the month in which the Settlement Date is scheduled to occur. The remittance on the Initial Remittance Date, or on such earlier date if an Agency Security Issuance Failure has occurred, shall include all Mortgage Pool payments of principal (including principal prepayments) and interest (with the interest component thereof adjusted to the Participation Certificate Pass-Through Rate) received by Seller.
          Amounts deposited in the Custodial Account with respect to any Mortgage Loan shall be held for the benefit of Purchaser and shall be released only as follows:
          (i) to the Seller, upon the repurchase by Seller of the beneficial interest in any Mortgage Loan pursuant to Sections 5(a) or 9(c) hereof, with respect to all amounts deposited in the Custodial Account in connection with such repurchased Mortgage Loan;
          (ii) except as otherwise provided in clause (iii) below, to the Seller upon the earlier to occur of either (x) the Settlement Date (unless there is an Agency Securities Issuance Failure) or (y) the date required by the applicable Agency Guide, provided that if any amounts are due and owing by the Seller to the Purchaser hereunder on such Settlement Date, the Purchaser shall withdraw and retain such amounts from the Custodial Account on such Settlement Date, prior to such amounts from the Custodial Account being released to Seller on such Settlement Date;
          (iii) to Purchaser promptly upon delivery of such Mortgage Loans to a successor Servicer either as set forth herein or otherwise; and
          (iv) if an Agency Security is not issued solely as a result of an Agency Security Issuance Failure during the month in which the related Settlement Date occurs, in any period thereafter during which Seller remains as servicer, in accordance with Purchaser’s written instructions.

          Any funds deposited in any of the foregoing accounts shall at all times be fully insured by the FDIC to the full extent permitted under Applicable Law. Funds shall be deposited in such accounts, and may be drawn on and invested and reinvested, by Seller solely in a manner consistent with the applicable servicing provisions of the Agency Guide and Agency Program relating to the Agency Security originally intended to be issued in connection with the relevant Transaction.
          (d) Subservicers. No Mortgage Loans may be subserviced without the prior written consent of the Purchaser.
          (e) Early Servicing Termination. Without limiting Purchaser’s rights to terminate Seller as servicer as provided above, Purchaser (or any other registered holder of the related Participation Certificate) shall nonetheless be entitled (and in the case of clause (vi), such termination shall occur automatically), by written notice to Seller (and in the case of clause (vi) below immediately without notice), to effect termination of Seller’s servicing and obligations respecting the affected Mortgage Pool in the event any of the following circumstances or events (“Servicing Termination Events”) occur and are continuing:
     (i) the Seller shall default in the payment of (i) any amount payable by it hereunder or under any other Program Document when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise, (ii) Expenses or (iii) any other obligations under the Program Documents, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise, in each case which failure continues unremedied for a period of two (2) Business Days; or
     (ii) the failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in any of Sections 10 (a) (i), (xi), (xv), (xvii), (xviii), (xx), (xxii), (xxiii), or (xxx); or
     (iii) any representation, warranty or certification made or deemed made herein or in any other Program Document by the Seller or any certificate furnished to the Purchaser pursuant to the provisions hereof or thereof shall prove to have been untrue or misleading in any material respect as of the time made or furnished; provided however, a breach of any representation and warranty set forth in Section 9(b) shall not give rise to a Servicing Termination Event if the Deficient Mortgage Loan or Deficient Mortgage Pool and the related Participation Certificate with respect to which such breach relates is repurchased by the Seller in accordance with Sections 9(c) or 9(d), respectively; or
     (iv) the Seller shall fail to observe or perform any other covenant or agreement contained in this Agreement (and not identified in clause (ii) of Section 5(e)) or any other Program Document, and if such failure to observe or perform shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or
     (v) one or more final judgment(s) or decrees shall be entered against PHH Parent, Seller or any of Seller’s Subsidiaries (other than the PHH Home Loans Entities) involving a liability of (A) with respect to PHH Parent, $25,000,000 or more and (B) with respect to Seller or any of Seller’s Subsidiaries, $10,000,000 or more (in each case, to the extent that it is, in the reasonable determination of Purchaser, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes), and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof, and the Seller, any of Seller’s Subsidiaries or PHH Parent shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded; or
     (vi) an Event of Insolvency with respect to clauses (b), (c), (d) or (e) shall have occurred with respect to Seller, any of Seller’s Subsidiaries (other than the PHH Home Loans Entities), PHH Parent or any of PHH Parent’s Material Subsidiaries; or an Event of Insolvency pursuant to clause (a) of the definition thereof, shall have occurred with respect to Seller or PHH Parent; or
     (vii) (A) any Program Document shall for whatever reason be terminated or cease to be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, (B) any sale effected or Lien granted pursuant thereto shall fail to be perfected and of first priority (other than as a result of the action or inaction that constitutes gross negligence or willful misconduct of the Purchaser and as long as Seller shall cure such failure within one (1) Business Day) or (C) the Seller shall grant, or suffer to exist, any Lien on any Participation Certificate or Mortgage Loan (except any Lien in favor of the Purchaser); or
     (viii) any Person (other than Purchaser) shall contest the validity, enforceability, perfection or priority of any sale effected or Lien granted pursuant thereto, or any party thereto (other than Purchaser) shall seek to disaffirm, terminate, limit or reduce its Obligations hereunder; or
     (ix) (i) default in payment shall be made with respect to any Indebtedness or Interest Rate Protection Agreements of PHH Parent, Seller or any of Seller’s Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness or Interest Rate Protection Agreements exceeds (A) with respect to PHH Parent, $25,000,000 (or its equivalent thereof in any other currency) in the aggregate and (B) with respect to Seller or any of Seller’s Subsidiaries, $10,000,000 (or its equivalent thereof in any other currency) in the aggregate; or (ii) default shall be made with respect to the observance or performance of any other agreement or condition with respect to any Indebtedness or Interest Rate Protection Agreements of PHH Parent, Seller or any of Seller’s Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness or Interest Rate Protection Agreements exceeds (A) with respect to PHH Parent, $25,000,000 (or its equivalent thereof in any other currency) in the aggregate and (B) with respect to Seller or any of Seller’s Subsidiaries, $10,000,000 (or its equivalent thereof in any other currency) in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness or Interest Rate Protection Agreement; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which of PHH Parent, Seller or any of Seller’s Subsidiaries is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness or Interest Rate Protection Agreement (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness or Interest Rate Protection Agreement exceeds (A) with respect to PHH Parent, $25,000,000 (or its equivalent thereof in any other currency) in the aggregate and (B) with respect to Seller or any of Seller’s Subsidiaries, $10,000,000 (or its equivalent thereof in any other currency) in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness or Interest Rate Protection Agreement that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Interest Rate Protection Agreement or Indebtedness that is redeemed or repurchased at the option of PHH Parent, Seller or any of Seller’s Subsidiaries or with respect to any Indebtedness that is convertible, in whole or in part, into shares of capital stock of PHH Parent and/or cash based on any formula(s) that reference the trading price of shares of capital stock of PHH Parent, any payment for settlement (whether in cash or otherwise) upon conversion thereof and provided, further, that clauses (ii) and (iii) shall not apply to any Indebtedness or Interest Rate Protection Agreement of any of Seller’s Subsidiaries issued and outstanding prior to the date such Subsidiary became a Subsidiary of Seller (other than Indebtedness or Interest Rate Protection Agreement issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of Seller) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness or Interest Rate Protection Agreement which becomes operative as a result of the acquisition of such Subsidiary by Seller or any of its Subsidiaries; or
     (x) a Material Adverse Effect shall occur; or
     (xi) (A) Seller shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (B) any failure to meet the minimum funding standard of Section 412 of the Code, whether or not waived, or any lien in favor of the PBGC or a Plan shall arise on the assets of the Seller or any ERISA Affiliate, (C) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) the Seller or any ERISA Affiliate shall, or in the reasonable opinion of the Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (xii) Reserved; or
     (xiii) Seller’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of the Seller as a “going concern” or reference of similar import; or

     (xiv) A Change of Control shall occur, without prior written consent of Purchaser;
     (xv) Seller ceases to meet the qualifications for maintaining all Agency Approvals, provided that, there shall not be a Servicing Termination Event under this Section 5(e)(xv) in the event that Seller intentionally terminates its Agency Approvals with Fannie Mae or Freddie Mac (not as a result of Fannie Mae or Freddie Mac expressing its intention to terminate such Agency Approval), so long as Seller maintains the approvals from the applicable Agency or HUD designation to be (i) either a Fannie Mae-approved lender or a Freddie Mac-approved Seller/Servicer and (ii) a GNMA-approved issuer, a GNMA-approved servicer, an FHA-approved mortgagee and a VA-approved lender; or
     (xvi) Reserved; or
     (xvii) any failure of Seller to pay the required fees for the use of MERS System, which failure remains unremedied for a period of five (5) Business Days or more after Seller’s receipt of written notice from MERS or Purchaser; or
     (xviii) an Agency Security Issuance Failure occurs.
          (f) Remedies. In the case of the events described in subclause (e)(vi), immediately upon the occurrence of any such event, regardless of whether notice of such event shall have been given to or by Purchaser or Seller, and each and every other case, so long as the Servicing Termination Event shall not have been remedied (but only to the extent, and within the time period, of any remedy period provided above), in addition to whatever rights Purchaser may have at law or equity to damages, including injunctive relief and specific performance, by notice in writing to Seller, (i) any commitment of Purchaser to purchase Mortgage Loans under this Agreement shall immediately cease and Purchaser thereafter may in its sole discretion determine whether to purchase Mortgage Loans; (ii) Purchaser may terminate all the obligations of Seller under this Agreement and all Outstanding Transactions and (iii) Seller shall deliver to Purchaser the related Servicing Files. Purchaser shall use reasonable efforts to provide Seller with concurrent notice of Purchaser’s exercise of remedies hereunder, provided that failure to do so shall not invalidate the rights or remedies available to Purchase hereunder.
          Upon receipt by Seller of a written notice from Purchaser delivered in accordance with Section 6, terminating Seller’s servicing under this Agreement, all authority and power of Seller respecting its mortgage servicing duties under this Agreement and any affected Transactions, shall pass to and be vested in the successor servicer appointed by Purchaser (a “Designated Servicer”). Upon written request by Purchaser, Seller shall prepare, execute and deliver to the Designated Servicer any and all documents and other instruments, place in such successor’s possession all Mortgage Files and Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer, endorsement and assignment of the Mortgage Loans and related documents, at Seller’s sole expense.

          Section 6. Seller Covenants Regarding Transfer of Servicing.
          In the event Purchaser gives notice to Seller of Purchaser’s intention to transfer servicing to the Designated Servicer upon the occurrence of any Servicing Termination Event, expiration or earlier termination of the Servicing Period (“Servicing Termination Date”), then, in each such case, Seller’s right to service the Mortgage Loans shall immediately terminate on such Servicing Termination Date and Seller agrees at its sole expense to take all reasonable and customary actions, to assist Purchaser, Custodian and Designated Servicer in effectuating and evidencing transfer of servicing to the Designated Servicer in compliance with Applicable Law as promptly as possible but in no event later than 60 days following the Servicing Termination Date (such date of transfer, the “Servicing Transfer Date”) , including:
          (a) Notice to Mortgagors. Seller shall mail to the mortgagor of each Mortgage Loan, by such date as may be required by law, a letter advising the mortgagor of the transfer of the servicing thereof to the Designated Servicer. Seller shall promptly provide the Designated Servicer with copies of all such letters. Purchaser shall cause the Designated Servicer to mail a letter to each such mortgagor advising such mortgagor that the Designated Servicer is the new servicer of the related Mortgage Loan. Such letters shall be mailed by such date as may be required by Applicable Law.
          (b) Notice to Taxing Authorities, Insurance Companies and HUD (if applicable). Seller shall transmit or cause to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurers, if applicable) and/or agents, not less than fifteen (15) days prior to the Servicing Transfer Date, notification of the transfer of the servicing to the Designated Servicer and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Designated Servicer from and after the Servicing Transfer Date. Seller shall promptly provide the Designated Servicer with copies of all such notices. With respect to any FHA-insured/VA guaranteed Mortgage Loans in the Mortgage Pool in addition to the requirements set forth above, Seller shall provide notice to HUD on such forms prescribed by HUD, or to the VA, as applicable respecting the transfer of insurance credits, as the case may be. Seller shall be obligated to pay all mortgage insurance premiums with respect to FHA/VA Mortgage Loans until such notice is received by HUD or the VA, as applicable.
          (c) Assignment and Endorsements. At Purchaser’s (or Designated Servicer’s) direction and in Purchaser’s sole discretion, Seller shall, at its own cost and expense, prepare and/or complete endorsements to Mortgage Notes and assignments of Mortgages (including any interim endorsements or assignments) prior to the Servicing Transfer Date.
          (d) Delivery of Servicing Records. Seller shall forward to the Designated Servicer, not more than thirty (30) days after the Servicing Transfer Date, all Servicing Files, Mortgage Files and any other Mortgage Loan Documents in Seller’s possession relating to each Mortgage Loan.
          (e) Escrow Payments. Seller shall provide the Designated Servicer on or before the Servicing Transfer Date with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the Mortgage Loans in an affected Mortgage Pool. Seller shall provide the Designated Servicer on or before the Servicing Transfer Date with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Designated Servicer to reconcile the amount of such payment with the accounts of the Mortgage Loans in the affected Mortgage Pool. Additionally, Seller shall wire to the Designated Servicer on or before the Servicing Transfer Date the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by Seller.
          (f) Payoffs and Assumptions. Seller shall provide to the Designated Servicer, on or before the Servicing Transfer Date, copies of all assumption and payoff statements generated by Seller, on the Mortgage Loans.
          (g) Mortgage Payments Received Prior to Servicing Transfer Date. Seller shall forward by wire transfer, on or before the Servicing Transfer Date, all payments received by Seller on each Mortgage Loan in the affected Mortgage Pools prior to the Servicing Transfer Date to Purchaser.
          (h) Mortgage Payments Received After Servicing Transfer Date. Seller shall forward the amount of any monthly payments received by Seller after the Servicing Transfer Date to the Designated Servicer by overnight mail within two (2) Business Days of the date of receipt. Seller shall notify the Designated Servicer of the particulars of the payment, which notification requirement shall be satisfied (except with respect to Mortgage Loans then in foreclosure or bankruptcy) if Seller forwards with its payments sufficient information to the Designated Servicer.
          (i) Reconciliation. Not less than five (5) days prior to the Servicing Transfer Date, Seller shall reconcile principal balances and make any monetary adjustments reasonably required by the Designated Servicer. Any such monetary adjustments will be transferred between Seller and the Designated Servicer, as appropriate.
          (j) IRS Forms. Seller shall timely file all IRS forms which are required to be filed in relation to the servicing and ownership of the Mortgage Loans. Seller shall provide copies of such forms to the Designated Servicer upon request and shall reimburse the Designated Servicer for any costs or penalties incurred by the Designated Servicer due to Seller’s failure to comply with this paragraph.
          Seller shall have no obligations with respect to the servicing of the Mortgage Loans after the Servicing Transfer Date other than as specifically set forth in this Section 6 and other reasonable and customary action taken by servicers when transferring servicing.
          In the event Seller fails to perform any of its obligations described in paragraph (a) through (j) above within the time periods specified therein, Purchaser may take, or cause to be taken, at Seller’s expense, any of the actions described therein.
          Section 7. Intent of Parties; Security Interest.
          (a) From and after the issuance of the related Participation Certificate, the record title of Seller to each Mortgage Loan is retained by Seller in trust, for the sole purpose of facilitating the servicing of such Mortgage Loan, and all Collections received on or in connection with such Mortgage Loan shall be deposited in the Custodial Account and held by Seller in trust for the benefit of the registered holder of the related Participation Certificate and shall be disbursed only in accordance with this Agreement.
          (b) The sale of a participation in each Mortgage Loan shall be reflected on Seller’s balance sheet and other financial statements as a sale of assets by Seller. Seller shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan and the electronic copies thereof shall be clearly marked to reflect the ownership of each Mortgage Loan by the registered holder of the related Participation Certificate.
          (c) Purchaser and Seller confirm that each of the Transactions contemplated herein are purchases and sales and are not loan transactions. In the event, for any reason, that any Transaction is deemed by any court or regulatory authority, as a result of a change of law or otherwise, not to be a purchase and sale of the relevant Participation Certificate, then: the parties understand and intend that this Agreement and each Transaction constitute a “securities contract” as that term is defined in § 741(7) of the United States Bankruptcy Code. In addition to the foregoing, (x) Seller hereby pledges to Purchaser as security for the performance by Seller of its Obligations under this Agreement and hereby grants, assigns and pledges to Purchaser a fully perfected first priority security interest in the Mortgage Loans, the Custodial Account, the Agency Security to be issued as originally contemplated hereunder or right to receive such Agency Security when issued and the Takeout Commitments (and assignments thereof), together with the Mortgage Files, Mortgage Loan Documents and Pooling Documents and any other contract rights, accounts (including any interest of Seller in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Mortgage Loan; and any other assets relating to the Mortgage Loans (including, without limitation, any other accounts) or any interest in the Mortgage Loans and all products and proceeds of any and all of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Basic Collateral”); (y) possession of the Mortgage Loan Documents, Pooling Documents and any other documentation relating to the Mortgage Pool or the Agency Security by Custodian or by Seller shall constitute constructive possession by Purchaser; and (z) Purchaser shall have all the rights of a secured party pursuant to Applicable Law, and for such purposes this Agreement shall constitute a security agreement.
          (d) In the event that the servicing of the Mortgage Loans is deemed a separate property right severable from the Mortgage Loans and Participation Certificates, and in any event, Seller and Purchaser intend that Purchaser or its Assignee, as the case may be, shall have, and the Seller hereby grants and pledges to Purchaser or its Assignee a perfected first priority security interest in Seller’s right, title and interest in the servicing rights, if any, to the Mortgage Loans and the Servicing Files related thereto and the proceeds of any and all of the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created (“Additional Collateral”; together with the Basic Collateral, the “Collateral”) free and clear of adverse claims.
          Section 8. Conditions Precedent.
          (a) It shall be a condition precedent to the parties entering into the initial Transaction, under this Agreement that Purchaser receives the following:

     (i) a certificate of a secretary or assistant secretary attaching certified copies of Seller’s certificate of incorporation, by-laws and corporate resolutions of Seller’s board of directors authorizing the transactions contemplated hereby;
     (ii) a certificate of incumbency of authorized representatives which sets forth the names, titles and true signatures of all of those individuals authorized to execute any document or instrument contemplated by this Agreement and the Custodial Agreement;
     (iii) an opinion of counsel of the Seller, in form and substance acceptable to Purchaser;
     (iv) a fully executed Custodial Agreement;
     (v) such other documents reasonably requested by Purchaser; and
     (vi) the Program Fee in accordance with the Fee Letter.
          (b) It shall be a condition precedent to the parties entering into additional Transactions, under this Agreement that:
     (i) Purchaser receives the Takeout Commitment Assignment(s), duly executed by Seller;
     (ii) Purchaser receives the documents required pursuant to Section 2(b) of the Custodial Agreement;
     (iii) Purchaser receives a letter from any Warehouse Lender having a security interest in the Mortgage Loans, addressed to Purchaser, releasing any and all right, title and interest in such Mortgage Loans, substantially in the form of an exhibit to the Custodial Agreement, which may be a Warehouse Lender’s Release;
     (iv) Purchaser receives a facsimile copy of the Participation Certificate fully completed by Seller and authenticated by Custodian;
     (v) no Commitment Termination Date, Servicing Termination Event or Potential Servicing Termination Event shall have occurred and be continuing under the Program Documents;
     (vi) Purchaser shall have received any Balance Sheet Fee then due and owing in accordance with the Fee Letter;
     (vii) the representations and warranties made by the Seller (A) contained in Section 9(a) hereof and (B) with respect to each Mortgage Loan and the Mortgage Pool subject to the Participation Certificate being purchased on such Purchase Date, contained in Section 9(b) hereof, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

     (viii) after giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Mortgage Loans subject to Outstanding Transactions under this Agreement for which Purchaser has not been paid the Takeout Amount for the related Agency Security by the applicable Takeout Buyer as specified in the applicable Takeout Commitment, shall not exceed the Maximum Purchase Price; and
     (ix) there shall not have occurred a material adverse change in the financial condition of the Purchaser which affects (or can reasonably be expected to affect) materially and adversely the ability of the Purchaser to fund its obligations under this Agreement.
          Section 9. Representations and Warranties.
          (a) Seller hereby represents and warrants to Purchaser as of the date hereof and as of the date of each issuance and delivery of a Participation Certificate that:
     (i) Acting as Principal. The Seller will engage in transactions hereunder as principal.
     (ii) Reserved.
     (iii) Solvency. Neither the Program Documents nor any transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of the Seller’s creditors. The transfer of the Participation Certificates subject hereto is not undertaken with the intent to hinder, delay or defraud any of the Seller’s creditors. The Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the transfer and sale of the Participation Certificates pursuant hereto (i) will not cause Seller to become insolvent, (ii) will not result in any property remaining with the Seller to be unreasonably small capital, and (iii) will not result in debts that would be beyond the Seller’s ability to pay as same mature. The Seller received reasonably equivalent value in exchange for the transfer and sale of the Participation Certificates subject hereto.
     (iv) No Broker. The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Purchaser, who may be entitled to any commission or compensation in connection with the sale of Participation Certificates pursuant to this Agreement.
     (v) Reserved.
     (vi) Existence. The Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; and (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect.
     (vii) Financial Statements. The Seller has heretofore furnished to the Purchaser a copy of its (a) consolidated balance sheet and the consolidated balance sheets of its Consolidated Subsidiaries for the fiscal year ended December 31, 2009 and the related Consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Deloitte & Touche LLP and (b) consolidated balance sheet for the quarterly fiscal periods of the Seller ended March 31, 2010 and June 30, 2010 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its Consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and its Consolidated Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since June 30, 2010, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller and its Consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. The Seller does not have, on the date of the statements delivered pursuant to this section (the “Statement Date”) any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements.
     (viii) No Breach. Neither (a) the execution and delivery of the Program Documents nor (b) the consummation of the transactions therein contemplated to be entered into by the Seller in compliance with the terms and provisions thereof will conflict with or result in (x) a breach of the articles of incorporation or by-laws with respect to the Seller, or (y) a material breach of any Applicable Law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which Seller is a party or by which Seller or any of its Property is bound or to which any of them is subject, or constitute a Potential Servicing Termination Event under any such material agreement or instrument or result in the creation or imposition of any Lien (except for the Liens created pursuant to the Program Documents) upon any Property of the Seller or any of its Subsidiaries pursuant to the terms of any such agreement or instrument. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller.
     (ix) Action. The Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its Obligations under each of the Program Documents, as applicable; the execution, delivery and performance by Seller of each of the Program Documents have been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by Seller, as applicable.
     (x) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by the Seller of the Program Documents or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Program Documents. The transfers, assignments and conveyances provided for herein are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.
     (xi) Enforceability. This Agreement and all of the other Program Documents executed and delivered by the Seller in connection herewith are legal, valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.
     (xii) Indebtedness. As of the Revolver Fourth Amendment Effective Date, the Seller does not have any Indebtedness, except as disclosed on Exhibit E to this Agreement.
     (xiii) No Material Adverse Effect. Since June 30, 2010 there has been no development or event which has had, or is reasonably likely to have, a Material Adverse Effect.
     (xiv) No Potential Servicing Termination Event. No Potential Servicing Termination Event or Servicing Termination Event has occurred and is continuing.
     (xv) Litigation. To the actual knowledge of each Responsible Officer of Seller, there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $10,000,000 or in an aggregate amount greater than $25,000,000, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect.
     (xvi) Taxes. The Seller has timely filed all tax returns that are required to be filed by it and has timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. There are no material Liens for Taxes, except for (A) statutory liens for Taxes not yet due and payable or (B) such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

     (xvii) Investment Company Act. Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     (xviii) Participation Certificates.
(A) The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Mortgage Loan to any other Person, and immediately prior to the sale of the related Participation Certificate to the Purchaser, the Seller was the sole owner of such Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Purchaser hereunder.
(B) The provisions of this Agreement are effective to either constitute a sale of the Participation Certificate and the beneficial interest in the Mortgage Pool to the Purchaser or to create in favor of the Purchaser a valid security interest in all right, title and interest of the Seller in, to and under the Mortgage Pool.
     (xix) Chief Executive Office/Jurisdiction of Organization. On the Effective Date, the Seller’s chief executive office, is located at 1 Mortgage Way, Mt. Laurel, New Jersey 08054. On the Effective Date, and during the four months immediately preceding the Effective Date, the Seller’s jurisdiction of organization is the State of New Jersey.
     (xx) Location of Books and Records. The location where the Seller keeps its books and records, including all computer tapes and records related to the Mortgage Pool is its chief executive office, provided that, Seller may keep backup copies of its books and records at other locations.
     (xxi) Reserved.
     (xxii) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Purchaser in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to a Responsible Officer of the Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Purchaser for use in connection with the transactions contemplated hereby or thereby.
     (xxiii) ERISA.
(A) No liability under Section 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Seller to be incurred by the Seller or any ERISA Affiliate thereof with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(B) No Plan which is a Single-Employer Plan failed to meet the minimum funding standard under Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Seller nor any ERISA Affiliate thereof is (i) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 412(c)(4) of the Code, or (ii) subject to a lien in favor of such a Plan under Section 303(k) of ERISA.
(C) Each Plan of the Seller and its Subsidiaries and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.
(D) Neither Seller nor any of its Subsidiaries have incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.
(E) Neither Seller nor any of its Subsidiaries or any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in withdrawal liability to the Seller and any of its Subsidiaries or any ERISA Affiliate thereof in an amount that could reasonably be expected to have a Material Adverse Effect.
     (xxiv) Agency Approvals. Seller is approved by the applicable Agency or HUD or VA approved designation to be (A) either or both (1) a Fannie Mae approved lender and (2) a Freddie Mac approved seller/servicer (as the case may be) and (b) a GNMA approved issuer, an FHA approved mortgagee and a VA approved lender, in each case in good standing (such collective approvals and conditions, “Agency Approvals”), with no event having occurred prior to the issuance of the Agency Security, including without limitation a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such Agency Approvals or require notification to the relevant Agency or to HUD, FHA or VA. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans in accordance with Accepted Servicing Practices.
     (xxv) No Reliance. The Seller has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. The Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

     (xxvi) Plan Assets. The Seller is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101 in Seller’s hands.
     (xxvii) Anti Money Laundering Laws. The Seller has complied with all applicable anti money laundering laws and regulations, including without limitation all applicable provisions of the USA Patriot Act of 2001 (collectively, the “Anti Money Laundering Laws”); the Seller has established an anti money laundering compliance program as required by any applicable Anti Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of any applicable Anti Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of any applicable Anti Money Laundering Laws.
     (xxviii) No Prohibited Persons. Neither Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to the Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).
     (xxix) Eligibility of Custodian. The Custodian is an eligible custodian under the Agency Guide and Agency Program;
     (xxx) Takeout Commitment. Each related Takeout Commitment constitutes a valid, binding and enforceable mandatory delivery commitment by a Takeout Buyer to purchase on the Settlement Date and at a given Takeout Price the principal amount of the Agency Security described therein.
          (b) Seller hereby represents and warrants to Purchaser with respect to each Mortgage Loan and the related Mortgage Pool as of the relevant Purchase Date:
     (i) Agency Eligibility. Each Mortgage Loan is an Agency Eligible Mortgage Loan.
     (ii) Mortgage Loan Schedule. The Mortgage Loan Schedule contains a complete listing and schedule of the Mortgage Loans, and the information contained on such Mortgage Loan Schedule is accurate and complete in all material respects.

     (iii) Agency Representations. As to both the Mortgage Pool and each Mortgage Loan, they each meet all the criteria for issuance of an Agency Security and all of the representations and warranties made or deemed made respecting same contained in (or incorporated by reference therein) the relevant Agency Guide provisions and Agency Program (collectively, the “Standard Agency Mortgage Loan Representations”) and all information provided to the Agencies are (and shall be as of all relevant dates) true and correct in all material respects; and except as may be expressly and previously disclosed to Purchaser or modified in accordance with the terms of this Agreement, Seller has not negotiated with the Agency any exceptions or modifications to such Standard Agency Mortgage Loan Representations.
          (c) If any Mortgage Loan is a Deficient Mortgage Loan on the Purchase Date of the related Participation Certificate, Purchaser in its sole discretion may require Seller, upon receipt of notice from Purchaser of its exercise of such right, to either (x) immediately repurchase Purchaser’s beneficial ownership interest in such Deficient Mortgage Loan by remitting to Purchaser the allocable amount paid by Purchaser for such beneficial interest plus accrued interest on a per annum basis at the rate specified in the related Mortgage Note on the principal amount thereof from the Purchase Date of such Participation Certificate to the date of such repurchase together with any Losses suffered by Purchaser relating to such repurchase (including, without limitation, any Losses incurred by Purchaser resulting from adjustments to the trade required by the Takeout Buyer), or (y) deliver to Custodian a Mortgage Loan eligible to back such Agency Security in exchange for such Deficient Mortgage Loan, which newly delivered Mortgage Loan shall be in all respects acceptable under the applicable Agency Program and acceptable to Purchaser in Purchaser’s sole discretion, and (i) such newly delivered Mortgage Loan will thereupon become one of the Mortgage Loans relating to the Participation Certificate and (ii) the Deficient Mortgage Loan will thereupon cease being one of the Mortgage Loans, cease being subject to the Participation Certificate and the Seller shall be deemed to have repurchased 100% of the beneficial ownership interest in such Deficient Mortgage Loan. If the aggregate principal balance of any Mortgage Loans that are accepted by Purchaser pursuant to clause (y) of the immediately preceding sentence is less than the aggregate principal balance of any Deficient Mortgage Loan that is being replaced by such Mortgage Loan, Seller shall remit with such Mortgage Loan to Purchaser an amount equal to the difference between the aggregate principal balance of the new Mortgage Loan accepted by Purchaser and the aggregate principal balance of the Deficient Mortgage Loan being replaced thereby (the “Replacement Shortfall”) plus accrued interest on such Deficient Mortgage Loan at the rate specified in the related Mortgage Note on the Replacement Shortfall from the Purchase Date of Purchaser’s purchase of the related Participation Certificate to the date of substitution. If the Purchase Price of any Mortgage Loan that is accepted by Purchaser pursuant to clause (y) of the second preceding sentence is greater than the Purchase Price of any Deficient Mortgage Loan that is being replaced by such Mortgage Loan, Purchaser shall remit to Seller an amount equal to the difference between the Purchase Price of the new Mortgage Loan accepted by Purchaser and the Purchase Price of the Deficient Mortgage Loan being replaced thereby.
          (d) If any Mortgage Pool is a Deficient Mortgage Pool on the Purchase Date of the related Participation Certificate, Seller shall, upon the earlier to occur of knowledge and receipt of notice from Purchaser immediately repurchase Purchaser’s beneficial ownership interest in such Deficient Mortgage Pool and the related Participation Certificate by remitting to

Purchaser the Purchase Price paid by Purchaser for such beneficial interest plus accrued interest at the Participation Certificate Pass-Through Rate from the Purchase Date of such Participation Certificate to the date of such repurchase together with any Losses suffered by Purchaser relating to such repurchase (including, without limitation, any Losses incurred by Purchaser resulting from adjustments to the trade required by the Takeout Buyer).
          (e) At the time of repurchase by Seller pursuant to Sections 9(c) or 9(d), the Purchaser and the Seller shall arrange for the reassignment of the Deficient Mortgage Loan or the Deficient Mortgage Pool to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deficient Mortgage Loan or the Deficient Mortgage Pool. In the event of a repurchase by Seller pursuant to Sections 9(c) or 9(d), (i) the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the Deficient Mortgage Loan or the Deficient Mortgage Pool from this Agreement and (ii) Purchaser shall promptly return to Seller the repurchased Deficient Mortgage Loan or Deficient Mortgage Pool, as applicable, and the related Participation Certificate.
          (f) The representations and warranties set forth in this Agreement shall survive transfer of the Participation Certificates to Purchaser and shall continue for so long as the Participation Certificates are subject to this Agreement. Any cause of action against the Seller relating to or arising out of a material breach of any of the representations and warranties made in this Section 9 shall accrue as to any Mortgage Loan or Mortgage Pool upon (i) discovery of such material breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such material breach or repurchase such Mortgage Loan or Mortgage Pool as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.
          Section 10. Covenants of Seller.
          (a) On and as of the date of this Agreement and each Purchase Date and each day until this Agreement is no longer in force, the Seller covenants as follows:
(i)	Preservation of Existence; Compliance with Law. The Seller shall:

(A)	Preserve and maintain its legal existence;

(B)	Preserve and maintain all of its material rights, privileges, licenses and franchises necessary for the operation of its business if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(C)	Comply with the requirements of all material Applicable Laws, material rules, material regulations and material orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

(D)	Maintain all licenses, permits or other approvals necessary for the Seller to conduct its business and to perform its Obligations under the Program

Documents if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(E)	Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(F)	Permit representatives of the Purchaser, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Purchaser.
     (ii) Taxes. The Seller and its Subsidiaries shall timely file all tax returns that are required to be filed by them and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.
     (iii) Notice of Proceedings or Adverse Change. The Seller shall give notice to the Purchaser promptly after a Responsible Officer of the Seller has any knowledge of:
(a) the occurrence of any Potential Servicing Termination Event or Servicing Termination Event;
(b) any (x) default or event of default under any Indebtedness of the Seller or (y) any Material Adverse Effect;
(c) (y) any litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Seller in any federal or state court or before any Governmental Authority in which the amount involved exceeds $10,000,000 individually or $25,000,000 in the aggregate, in which injunctive or similar relief is sought, or which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Potential Servicing Termination Event or Servicing Termination Event and (z) any litigation or proceeding that is pending or threatened in connection with any of the Mortgage Pool, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(d) and, as soon as reasonably possible, notice of any of the following events:
     (A) a change in the insurance coverage of the Seller, with a copy of evidence of same attached;
     (B) any change to the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date;
     (C) the termination or nonrenewal of any debt facilities of the Seller which have a maximum principal amount (or equivalent) available of more than $25,000,000;

     (D) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Program Document) on, or claim asserted against, any of the Mortgage Pool;
     (E) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect;
     (F) Promptly, but no later than two (2) Business Days after the Seller receives any of the same, deliver to the Purchaser a true, complete, and correct copy of any schedule, report, notice, or any other document delivered to the Seller by any Person pursuant to, or in connection with, any of the Mortgage Pool; and
     (G) Promptly, but no later than two (2) Business Days after the Seller receives notice of the same, any Mortgage Loan submitted for inclusion into an Agency Security and rejected by that Agency for inclusion in such Agency Security.
     (iv) Reserved
     (v) Financial Reporting. The Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Purchaser:
(A)	As soon as is practicable, but in any event within 90 days after the end of each fiscal year of Seller, (1) consolidated statements of income (or operations) and consolidated statements of cash flows and changes in stockholders’ equity of Seller and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as at the end of such year and (2) an opinion of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial position and results of operations of Seller and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements were prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods;

(B)	As soon as is practicable, but in any event within 90 days after the end of each fiscal year of PHH Parent, (1) either (x) consolidated statements of income (or operations) and consolidated statements of cash flows and changes in stockholders’ equity of PHH Parent and its Consolidated Subsidiaries for such year and the related consolidated balance sheets as at the end of such year, or (y) the Form 10-K filed by PHH Parent with the SEC and (2) if not included in such Form 10-K, an opinion of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial position and results of operations of PHH Parent and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements were prepared in accordance with

GAAP applied consistently throughout the periods reflected therein and with prior periods;

(C)	Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsection (A) and (B) above, or monthly upon Purchaser’s request, a certificate in the form of Exhibit F hereto and certified by an executive officer of the Seller;

(D)	Seller shall cause to be delivered to Purchaser, as soon as practicable, but in any event within 90 days after the end of each fiscal year of PHH Parent, detailed projections of PHH Parent and its Consolidated Subsidiaries for the then current year and, as soon as available, significant revisions of any such projections, provided that, since such projections are by their nature only estimates, to the extent delivered to the best of knowledge and in good faith, such projections shall be delivered without any representation or warranty by Seller or PHH Parent as to the accuracy or completeness of such projections;

(E)	If applicable, copies of any registration statements and other “corporate finance” SEC filings (other than 8-Ks, 10-Ks, 10-Qs and proxy statements) by the Seller within 5 Business Days of their filing with the SEC; provided, that, the Seller or any Affiliate will provide the Purchaser with a copy of the annual 10-K of PHH Parent filed with the SEC by the Seller or its affiliates, no later than 90 days after the end of the year;

(F)	Upon request of Purchaser, Seller will furnish to Purchaser a summary of the portfolio performance on a rolling monthly period stratified by percentage repurchase demands for: representation breaches, missing document breaches, repurchases due to fraud, early payment default requests, summarized on the basis of (a) pending repurchase demands (including weighted average duration of outstanding request), (b) satisfied repurchase demands, (c) total repurchase demands;

(G)	Upon request of Purchaser, Seller will furnish a monthly mortgage loan production report reflecting the Seller’s monthly mortgage loan production and acquisition volumes, as well as its mortgage loan pipeline; and

(H)	Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Seller, as the Purchaser may reasonably request.
      (vi) Visitation and Inspection Rights. The Seller shall permit the Purchaser to inspect, and to discuss with the Seller’s officers, independent accountants, the affairs, finances, and accounts of the Seller, its Properties, the Mortgage Pool, and the Seller’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Servicing Termination Event, no notice shall be required), and (iii) at the expense of the Seller to discuss with its officers, its affairs, finances, and accounts.
     (vii) Reimbursement of Expenses. The Seller shall promptly reimburse the Purchaser for all reasonable expenses as the same are incurred by the Purchaser and within thirty (30) days of the receipt of invoices therefor.
     (viii) Further Assurances. The Seller shall execute and deliver to the Purchaser all further documents, financing statements, agreements and instruments of transfer, conveyance and assignment, and take all further action that may be required under Applicable Law, or that the Purchaser may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Program Documents. The Seller shall fully perform or cause to be performed when due all of its Obligations under any Program Documents.
     (ix) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates furnished by or on behalf of Seller or any of its officers furnished to Purchaser in connection with the performance of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto and during Purchaser’s diligence of the Seller are and will be true and complete and do not contain any untrue statement of material fact or omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by the Seller to the Purchaser pursuant to this Agreement shall be prepared in accordance with GAAP, or if applicable, to SEC filings, the appropriate SEC accounting requirements.
     (x) ERISA Events.
(A) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $10,000,000 the Seller shall give the Purchaser a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
(B) Promptly upon receipt thereof, the Seller shall furnish to the Purchaser copies of (i) all notices received by the Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $10,000,000; and (iii) all funding waiver requests filed by the Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $10,000,000, and all communications received by the Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.
(xi)	Financial Condition Covenants.

(A)	Minimum Consolidated Net Worth. PHH Parent shall have a Consolidated Net Worth on the last day of any fiscal quarter ended after the Revolver Fourth Amendment Effective Date of at least $1,000,000,000.

(B)	Maximum Leverage Ratio. PHH Parent and its Subsidiaries shall at all times have a ratio of Indebtedness to Tangible Net Worth of no greater than 6.5 to 1.0.

(C)	Available Financing. PHH Parent and its Subsidiaries shall maintain, at all times, aggregate Available Borrowing Capacity of at least $1,000,000,000 (excluding uncommitted warehouse capacity provided by Government-Sponsored Enterprises), provided that no more than $500,000,000 of such capacity is in respect of facilities that are exclusively gestation facilities.
     (xii) Insurance. Seller shall continue to maintain, for itself and its Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $2,000,000. Seller shall maintain, for itself and its Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Mortgage Loans. Seller shall notify the Purchaser of any material change in the terms of any such Fidelity Insurance.
     (xiii) Books and Records. The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Mortgage Pool in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of the Mortgage Pool.
     (xiv) Reserved.
     (xv) Material Change in Business. The Seller shall not make any material change in the nature of its business as carried on at the date hereof.
     (xvi) Reserved.
     (xvii) Disposition of Assets; Liens. The Seller shall not cause any Mortgage Pool to be sold, pledged, assigned or transferred; nor shall the Seller create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any Mortgage Pool, whether real, personal or mixed, now or hereafter owned, other than Liens in favor of the Purchaser or otherwise permitted in accordance with this Agreement.
     (xviii) Transactions with Affiliates. The Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Agreement, (b) in the ordinary course of the Seller’s business and (c) upon fair and reasonable terms no less favorable to the Seller, as the case may be, than they would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate. For the avoidance of doubt the Permitted Affiliate Transactions shall not constitute a violation of this Section 10(a)(xviii).
     (xix) ERISA Matters.
(a) The Seller shall not permit any event or condition which is described in any of clauses (a) through (h) of the definition of “Event of Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, results in the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $10,000,000.
(b) The Seller shall not be an employee benefit plan as defined in Section 3(3) of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 as modified by Section 3(42) of ERISA to engage in this Agreement or the Transactions hereunder.
     (xx) Consolidations, Mergers and Sales of Assets. Seller shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Seller may merge or consolidate with another Person if the Seller is the corporation surviving such merger, provided, further, that Seller may acquire and sell mortgage loans in the ordinary course of Seller’s mortgage banking business and such activity shall not constitute a breach of this clause.
     (xxi) Reserved.
     (xxii) Agency Approvals; Servicing. The Seller shall maintain its Agency Approvals. Should the Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, or should notification to the relevant Agency or to HUD, FHA or VA be required, the Seller shall so notify Purchaser immediately in writing.
     (xxiii) Limitation on Indebtedness. No Material Subsidiary of PHH Parent (or in the case of Sections 10(a)(xxiii)(J) and (L), its Subsidiaries) shall incur, assume or suffer to exist any Indebtedness, except:

(A)	Indebtedness in existence on the Revolver Fourth Amendment Effective Date, or required to be incurred pursuant to a contractual obligation in existence on the Revolver Fourth Amendment Effective Date, which in either case (to the extent not otherwise permitted by paragraphs (B)-(I) of this Section 10(a)(xxiii)), is listed on Exhibit E hereto, but not any extensions or renewals thereof, unless effected on substantially the same terms or on terms not more adverse to the Lenders (as defined in the Revolving Credit Facility as of the Revolver Fourth Amendment Effective Date);

(B)	purchase money Indebtedness (including Capital Leases);

(C)	Indebtedness owing by any Material Subsidiary of PHH Parent to PHH Parent or any other Subsidiary of PHH Parent;

(D)	Indebtedness of any Material Subsidiary of PHH Parent issued and outstanding prior to the date on which such Subsidiary became a Subsidiary of PHH Parent (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Subsidiary of PHH Parent); provided that immediately prior and on a Pro Forma Basis after giving effect to such Person becoming a Subsidiary of PHH Parent, no Default or Event of Default (as such terms are defined in the Revolving Credit Facility as of the Revolver Fourth Amendment Effective Date) shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (E) and (F) below, shall not exceed $150,000,000;

(E)	any renewal, extension or modification of Indebtedness under paragraph (iv) above so long (a) as such renewal, extension or modification is effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders (as defined in the Revolving Credit Facility as of the Revolver Fourth Amendment Effective Date) and (b) the principal amount of such Indebtedness is not increased;

(F)	other Indebtedness of any Material Subsidiary of PHH Parent (to the extent not otherwise permitted by this Section 10(a)(xxiii)), in an aggregate principal amount which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (iv) and (v) above, does not exceed $150,000,000;

(G)	Indebtedness of Special Purpose Vehicle Subsidiaries incurred to finance investments in lease agreements and vehicles by such Subsidiaries, so long as the lender (and any other party) in respect of such Indebtedness has recourse, if any, solely to the assets of such Special Purpose Vehicle Subsidiary;

(H)	Indebtedness of any Asset Securitization Subsidiary incurred solely to finance asset securitization transactions as long as the lender (and any other party) in respect of such Indebtedness has recourse (other than customary limited recourse based on misrepresentations or failure of such assets to meet customary eligibility criteria), if any, solely to the assets securitized in the applicable asset securitization transaction and, if such Asset Securitization Subsidiary is of the type described in clause (i) of the definition of “Asset Securitization Subsidiary”, the capital stock of such Asset Securitization Subsidiary;

(I)	Indebtedness (other than Indebtedness of Asset Securitization Subsidiaries incurred to finance asset securitization transactions permitted by this Agreement) consisting of the obligation to repurchase mortgages and related assets or secured by mortgages and related assets in connection with Mortgage Warehouse Facilities;

(J)	Indebtedness of PHH Home Loans, LLC incurred under the PHH Home Loans Intercompany Credit Agreement, in an aggregate principal amount not to exceed $100,000,000;

(K)	Indebtedness of any Subsidiary Borrower (as defined in the Revolving Credit Facility as of the Revolver Fourth Amendment Effective Date) incurred under the Revolving Credit Facility;

(L)	guarantees by any Subsidiary of PHH Parent of any senior notes issued by PHH Parent after the Revolver Fourth Amendment Effective Date; and

(M)	Indebtedness incurred in connection with any Servicing Advance Facility entered into with Government-Sponsored Enterprises, in an aggregate principal amount not to exceed $120,000,000.
Notwithstanding the foregoing, PHH Parent and its Subsidiaries shall not incur or issue after the date hereof any Indebtedness for borrowed money which has scheduled or mandatory principal maturities prior to March 31, 2013 (other than, (1) Indebtedness incurred pursuant to 10(a)(xxiii)(C) (provided that such Indebtedness incurred pursuant to 10(a)(xxiii)(C) is senior Indebtedness), (G), (H), (I), (J) and (M), (2) in the case of secured Indebtedness, prepayments required from the sale of the applicable collateral, (3) any other Indebtedness requiring prepayments in connection with a change of control offer (and any such change of control shall be incorporated herein and be deemed to be included in the definition of “Change of Control”) and (4) any renewals, extensions or modifications of existing Indebtedness permitted pursuant to this 10(a)(xxiii).
     (xxiv) Takeout Commitment. On a timely basis, as required by the Good Delivery standards, Seller shall deliver to Purchaser all pool information relating to each Agency Security referred to in a Takeout Commitment that has been assigned to Purchaser.

     (xxv) Acquisition of Participation Certificate. Neither Seller nor any affiliate thereof will acquire at any time any Participation Certificate or any other economic interest in or obligation with respect to any Mortgage Loan.
     (xxvi) Treatment as Sale. Under GAAP and for federal income tax purposes, Seller will report each sale of a Participation Certificate to Purchaser as a sale of the ownership interest in the Mortgage Loans evidenced by the Participation Certificate. It is understood that, in making an independent decision to enter into the Transactions contemplated hereby, Seller has obtained such independent legal, tax, financial, regulatory and accounting advice as it deems necessary in order to determine the effect of any Transaction on Seller, including but not limited to the accounting treatment of such Transaction. It is further understood that Purchaser has not provided, and Seller has not relied on Purchaser for, any legal, tax, financial, regulatory or accounting advice in connection with entering into any Transaction. It is further understood that Purchaser makes no representation or warranty as to the accuracy or appropriateness of any determination by Seller and its independent legal, tax, financial, regulatory and accounting advisers with respect to the effect of any Transaction on Seller.
     (xxvii) Reserved.
     (xxviii) Delivery of Mortgage Loans. Seller shall deliver Mortgage Loans in sufficient quantity and outstanding principal balance to enable Purchaser to consummate the sale or swap as contemplated under the related Takeout Commitment. Should Seller fail to deliver Mortgage Loans in sufficient quantity and outstanding principal balance, Seller shall indemnify Purchaser for any and all losses sustained by Purchaser arising out of the related Takeout Commitment.
(xxix)	MERS. The Seller is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and has materially complied with all rules and procedures of MERS. Seller has listed Purchaser in “interim funder” field on the MERS System with respect to each Mortgage Loan and no other Person shall be identified in the field designated “interim funder”.
(xxx)	No Prepayment. PHH Parent and its Subsidiaries shall not prepay or redeem any Indebtedness for borrowed money if such prepayment or redemption would result in a breach of a covenant under the Revolving Credit Facility as of the Revolver Fourth Amendment Effective Date.
(xxxi)	Aggregate Principal Balance. The Cut-off Date Principal Balance respecting the Mortgage Pool shall be at least equal to the Agency Security Face Amount for the Agency Security designated to be issued.
          Section 11. Term.
          This Agreement shall continue in effect until the Commitment Termination Date; provided, however, that no termination will affect the Obligations hereunder as to any Transaction then outstanding. A Transaction shall be deemed “outstanding” (each, an “Outstanding Transaction”) during the period commencing on the Purchase Date with respect to such Transaction and continuing until the later of (i) the date of the expiration (or early termination) of the relevant Servicing Period and (as applicable) the effective transfer of servicing rights to a Designated Servicer or (ii) the expiration of the time period for the exercise of Purchaser’s rights and remedies pursuant to subclause (v) of the definition of “Transaction”. Notwithstanding the foregoing or any other provision of this Agreement, Seller’s liability for Purchaser’s claims for damages hereunder and liability for Seller’s indemnities, representations and warranties contained herein shall survive any termination of this Agreement.
          Section 12. Exclusive Benefit of Parties; Assignment.
          This Agreement is for the exclusive benefit of the parties hereto and their respective successors and permitted assigns and (except as provided in the next sentence) shall not be deemed to give any legal or equitable right to any other person. Seller expressly agrees that Purchaser (or any of its designees) and any Designated Servicer shall be intended third party beneficiaries under this Agreement. Except as expressly provided herein, this Agreement may not be assigned by Seller or duties hereunder delegated without the prior written consent of Purchaser.
          Section 13. Amendment; Waivers.
          This Agreement may be amended from time to time only by written agreement of Seller and Purchaser. Any forbearance, failure, or delay by Purchaser in exercising any right, power or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by Purchaser of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of Purchaser shall continue in full force and effect until specifically waived by Purchaser in writing.
          Section 14. Effect of Invalidity of Provisions.
          In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.
          Section 15. Governing Law; Waiver of Jury Trial.
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York, which is the place of the making of this Agreement, without regard to conflict of laws rules. Seller hereby irrevocably agrees that any action or proceeding against it arising out of or in any manner relating to this Agreement may be brought in any court of the State of New York, or in the United States District Court for the Southern District of New York, and by the execution and delivery of this Agreement and the Custodial Agreement, Seller expressly and irrevocably assents and submits to the nonexclusive jurisdiction of any such courts in any such action or proceeding. SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          Section 16. Notices.
          Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by telecopy or electronic mail) delivered to the intended recipient at the “Address for Notices” specified below its name on Schedule 1 hereto); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement all such communications shall be deemed to have been duly given when transmitted by telecopy, electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
          Section 17. Execution in Counterparts.
          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.
          Section 18. Confidentiality.
          (a) Seller and Purchaser each acknowledge and agree that the terms of this Agreement including, without limitation, the financial terms contained in the related Participation Certificate are confidential and Seller agrees to keep confidential all non-public information provided to it by Purchaser or an Affiliate thereof pursuant to this Agreement or any other Program Document that is designated by such Person as confidential and such information shall not be disclosed to any third party without the written consent of Purchaser except for (i) disclosure to Seller’s direct and indirect Affiliates and Subsidiaries, employees, directors, agents, attorneys, accountants or other professional advisors, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body, (iii) disclosure to the extent necessary to obtain any Takeout Commitment hereunder, (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws or (v) such other circumstances as are reasonably within the discretion of a public company in order to meet its corporate obligations; provided that in the case of (iii), (iv) and (v) Seller shall take reasonable actions to provide Purchaser with prior written notice.
          (b) Purchaser agrees to keep confidential all non-public information provided to it by Seller or an Affiliate thereof pursuant to this Agreement or any other Program Document that is designated by such Person as confidential and such information shall not be disclosed to any third party without the written consent of Seller except for (i) disclosure in connection with Purchaser’s right to sell, transfer or otherwise dispose of a Participation Certificate, (ii) disclosure to Purchaser’s direct and indirect Affiliates and Subsidiaries, employees, directors, agents, attorneys, accountants or other professional advisors, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (iii) disclosure required by law, rule, regulation or order of a court or regulatory body, (iv) any disclosures or filing required under SEC or state securities’ laws; (v) disclosure in connection with the enforcement of any of the provisions of this Agreement; (vi) to the extent to such confidential information is in the public domain other than due to a breach of this Section 18 or (vii) such other circumstances as are reasonably within the discretion of a public company in order to meet its corporate obligations; provided that in the case of (iv) and (vii) Purchaser shall take reasonable actions to provide Seller with prior written notice.
          (c) Notwithstanding anything in this Agreement to the contrary, Purchaser shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Mortgage Loans and/or any applicable terms of this Agreement (the “Seller Confidential Information”). Purchaser understands that the Seller Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and Purchaser agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws. Purchaser shall implement such physical and other security measures as shall be necessary to (i) ensure the security and confidentiality of the “nonpublic personal information” of the “customers”, “consumers” (as those terms are defined in the Act) and Mortgagors of Seller or any Affiliate of Seller which Purchaser holds, (ii) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (iii) protect against any unauthorized access to or use of such nonpublic personal information. Purchaser represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Purchaser shall notify Seller timely following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers, consumers and Mortgagors of Seller provided directly to the Purchaser by Seller. Purchaser shall provide such notice to Seller in accordance with Section 16 hereof.
          Section 19. Acknowledgments.
          Seller hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of the Agreement and the Custodial Agreement;
          (b) Seller has no fiduciary relationship to Purchaser, and the relationship between Seller and Purchaser is solely that of seller and purchaser; and
          (c) no joint venture exists between Seller and Purchaser.
          Section 20. Authorizations. Any of the persons whose signatures and titles appear on Schedule I are authorized, acting singly, to act for Seller or Purchaser, as the case may be, under this Agreement.

          Section 21. Set-Off. If any Servicing Termination Event shall have occurred and be continuing, Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Purchaser and any other indebtedness at any time owing by Purchaser to, or for the credit or the account of, the Seller, against any of and all the Obligations now or hereafter existing under this Agreement, irrespective of whether or not Purchaser shall have made any demand under this Agreement and although such Obligations may be unmatured. Purchaser agrees promptly to notify the Seller after any such setoff and application made by Purchaser, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of Purchaser under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which Purchaser may have.
          Section 22. Refund of Program Fee.
          (a) If an event described in Section 8(b)(ix) occurs and Purchaser shall determine based on such event, whether pursuant to such event being classified as a condition precedent to a Transaction or otherwise, to no longer enter into future Transactions, Purchaser shall remit to Seller the pro rata portion of the Program Fee paid by Seller from such date through the Commitment Termination Date.
          (b) If an event described in Section 23 occurs and Seller shall determine, solely based on such event and in its sole discretion, to no longer enter into future Transactions as a result of such increased costs, Purchaser shall remit to Seller the pro rata portion of the Program Fee paid by Seller from such date through the Commitment Termination Date.
          Section 23. Increased Costs.
          If Purchaser determines (a) that any change or development involving a prospective change in taxation or other Applicable Law or regulation or interpretation thereof in the United States directly affecting the Participation Certificates or the consequences of Purchaser owning, or holding a security interest in, the Participation Certificates; (b) that the imposition of exchange controls by the United States, that directly affects the Participation Certificates or the consequences of Purchaser owning, or holding a security interest in, the Participation Certificates; or (c) that the imposition of exchange controls by the United States, that directly affects the financial markets of the United States, in each case made subsequent to the date hereof (i) subjects Purchaser to any tax of any kind whatsoever (excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income of the Purchaser by the United States, a state or a foreign jurisdiction under the laws of which Purchaser is organized or of its applicable lending office, or any political subdivision thereof unless such taxes are imposed solely as a result of Purchaser having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Program Documents) with respect to this Agreement, any Mortgage Loans or Participation Certificates, or changes the basis or rate of taxation of payments to Purchaser in respect thereof, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of

Purchaser which is not otherwise included in the determination of the Discount Rate hereunder, or (iii) imposes on Purchaser any other condition, the result of which is to increase the cost to Purchaser, by an amount which Purchaser deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Purchaser such additional amount or amounts as will compensate Purchaser for such increased cost or reduced amount receivable thereafter incurred on an after-tax basis.
          If Purchaser becomes entitled to claim any additional amounts pursuant to this Section 23, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Purchaser to Seller shall be conclusive in the absence of manifest error.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Agreement as of the date first above written.

PHH MORTGAGE CORPORATION, as Seller
By:
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION as Purchaser
By:
Name:
Title:

SCHEDULE I
SELLER NOTICES

Name:	Mark Johnson

Address:	PHH Mortgage Corporation
1 Mortgage Way
Mt. Laurel, New Jersey 08054

Telephone:	856-917-0176

Telecopy:	856-917-6910

Email:	mark.johnson@phhmail.com
with copy to:

Name:	General Counsel

Address:	PHH Mortgage Corporation
1 Mortgage Way
Mt. Laurel, New Jersey 08054

Telephone:

Telecopy:	856-917-7295

Email:	legalnotice@phhmail.com
with copy to:

Name:	E. Lee Smith, Esq.

Address:	Sonnenschein Nath & Rosenthal LLP
Two World Financial Center
New York, NY 10281

Telephone:	212-768-6938

Telecopy:	212-768-6800

Email:	elsmith@sonnenschein.com

SELLER AUTHORIZATIONS
Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Signature

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION NOTICES

Name: Jonathan Davis	Address:	JPMorgan Chase Bank, National Association
Title: Executive Director		383 Madison Avenue
Telephone: (212) 834-3850		8th Floor
Facsimile: (917) 464-4160		New York, New York 10179
E-mail: jonathan.p.davis@jpmorgan.com
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION AUTHORIZATIONS
Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Purchaser under this Agreement:

Name	Title	Signature

Jonathan Davis	Executive Director

Helaine Hebble	Executive Director

EXHIBIT A
TAKEOUT COMMITMENT ASSIGNMENT
Commitment

(“Takeout Investor”)
(Address)

Attention:

Gentlemen:
You have a commitment (the “Commitment”), to purchase mortgage-backed pass-through securities (“Securities”) under the following trade terms:

Seller:	Pool Type:
Trade Date:	Settlement Date:
Amount:	Purchase Price:
Coupon:	Agency:

Trade Stipulations (if any):	—	(a) Government National Mortgage Association
	—	(b) Fannie Mae
	—	(c) Federal Home Loan Mortgage Corporation
This is to confirm that (i) the Commitment is in full force and effect, (ii) the Commitment has been assigned to JPMorgan Chase Bank, National Association (“Purchaser”), whose acceptance of such assignment is indicated below, (iii) you will accept delivery of such Securities directly from Purchaser and (iv) you will pay Purchaser for such Securities. Payment will be made “delivery versus payment (DVP)” to Purchaser in immediately available funds. Purchaser shall have the right to require you to fulfill your obligation to purchase the Securities.
          Notwithstanding the foregoing, the obligation of Purchaser to deliver the Securities to you shall arise solely to the extent Purchaser receives such Securities and to the extent that Purchaser fails to receive such Securities your sole recourse for the failure of such delivery shall be against Seller.

A-1

          Please execute this letter in the space provided below and send it by telecopy immediately to Purchaser at JPMorgan Chase Bank, National Association, 4 New York Plaza, New York, NY 10004-2413 (telephone no. (212) 623-5989; telecopy no. (646) 224-5578), Attention: Jacqueline McCummings. If you have any questions, please call Jacqueline McCummings at (212) 623-5989 immediately.

Very truly yours, ____________________________________, as Seller
By:
Title:
Date:

Agreed to: JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:
Title:
Date:

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EXHIBIT B
RESERVED

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EXHIBIT C
SELLER’S WIRE TRANSFER INSTRUCTIONS
(date)
The Seller’s wire transfer instructions for purposes of all remittances and payments related to this Agreement are:
[WIRE INSTRUCTIONS]

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EXHIBIT D
RESERVED

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EXHIBIT E
SCHEDULE OF INDEBTEDNESS*
PHH Corporation
Amended and Restated Competitive Advance and Revolving Credit Agreement, dated as of January 6, 2006 as amended through the Fourth Amendment, dated as of June 25, 2010, among PHH Parent, as Borrower, PHH Vehicle Management Services Inc., as Canadian Subsidiary Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders from time to time party thereto and others, as further amended from time to time.
Senior Notes due 2013
Indenture dated as of November 6, 2000 between PHH Corporation and The Bank of New York Mellon (formerly known as The Bank of New York, as successor in interest to Bank One Trust Company, N.A.), as Trustee.
Supplemental Indenture No. 1 dated as of November 6, 2000 between PHH Corporation and The Bank of New York Mellon (formerly known as The Bank of New York, as successor in interest to Bank One Trust Company, N.A.), as Trustee.
Supplemental Indenture No. 2 dated as of January 30, 2001 between PHH Corporation and The Bank of New York Mellon (formerly known as The Bank of New York, as successor in interest to Bank One Trust Company, N.A.), as Trustee.
Supplemental Indenture No. 3 dated as of May 30, 2002 between PHH Corporation and The Bank of New York Mellon (formerly known as The Bank of New York, as successor in interest to Bank One Trust Company, N.A.), as Trustee.
Convertible Notes due 2012
Indenture dated as of April 2, 2008, by and between PHH Corporation and The Bank of New York, as Trustee.
Convertible Notes due 2014
Indenture dated as of September 29, 2009, by and between PHH Corporation and The Bank of New York Mellon, as Trustee.
Chesapeake Funding, LLC
Amended and Restated Base Indenture dated as of December 17, 2008 among Chesapeake Finance Holdings LLC, as Issuer, and JP Morgan Chase Bank, N.A., as Indenture Trustee.
Series 2009-1 Indenture Supplement, dated as of June 9, 2009, among Chesapeake Funding LLC, as issuer, and The Bank of New York Mellon, as indenture trustee.

E-1

Series 2009-2 Indenture Supplement, dated as of September 11, 2009, among Chesapeake Funding LLC, as issuer, and The Bank of New York Mellon, as indenture trustee.
Series 2009-3 Indenture Supplement, dated as of November 18, 2009, among Chesapeake Funding LLC, as issuer, and The Bank of New York Mellon, as indenture trustee.
Series 2009-4 Indenture Supplement, dated as of December 18, 2009, among Chesapeake Funding LLC, as issuer, and The Bank of New York Mellon, as indenture trustee.
Series 2010-1 Indenture Supplement dated as of December 17, 2008, among Chesapeake Funding, LLC as issuer, PHH Vehicles Management Services, LLC, a wholly-owned subsidiary of the Company, as administrator, JPMorgan Chase Bank N.A. as administrative agent, certain non-conduit purchasers, certain CP conduit purchaser groups, funding agents for the CP conduit purchaser groups and certain Class B Note Purchasers
PHH Mortgage Corporation
Second Amended and Restated Master Repurchase Agreement, dated as of June 25, 2010, between PHH Mortgage Corporation, as seller, and The Royal Bank of Scotland plc, as buyer and agent
Master Repurchase Agreement, dated May 26, 2010, by and among PHH Mortgage Corporation, as seller, PHH Corporation, as guarantor, and Credit Suisse First Boston Mortgage Capital, LLC, as buyer
Letter Agreement dated February 9, 2010 constituting Amendment No. 7 of the Master Agreement and Contract (No. MP04311) between PHH Mortgage Corporation and Fannie Mae (“Service Advance Early Reimbursement Mechanics”)
Sooner Than Pooled Agreement dated March 12, 2009 between PHH Mortgage Corporation and Fannie Mae
As Soon As Pooled Plus Agreement dated January 8, 2008 between PHH Mortgage Corporation and Fannie Mae
Second Amendment dated May 30, 2010 to the Credit Agreement dated December 17, 2008 between PHH Mortgage Corporation and Manufacturers and Traders Trust Company as amended

*	As of the Revolver Fourth Amendment Effective Date, the Material Subsidiaries of PHH Parent are: PHH Mortgage Corporation, Atrium Insurance Corporation, D. L. Peterson Trust, Chesapeake Funding, LLC, Chesapeake Finance Holdings, LLC, and PHH Vehicle Management Services, LLC (d/b/a PHH Arval).

E-2

EXHIBIT F
Seller’s Officer’s Certificate
          I, ___________________, do hereby certify that I am duly elected, qualified and authorized officer of PHH Mortgage Corporation (“Seller”). This Certificate is delivered to you in connection with Section 10(a)(v) of the Mortgage Participation Sale Agreement dated as of September 2, 2010, among Seller and JPMorgan Chase Bank, N.A. (the “Agreement”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Seller is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:
          (i) Minimum Consolidated Net Worth. PHH Parent has had a Consolidated Net Worth on the last day of any fiscal quarter ended after the Revolver Fourth Amendment Effective Date of at least $1,000,000,000.
          (ii) Maximum Leverage Ratio. PHH Parent and its Subsidiaries have maintained a ratio of Indebtedness to Tangible Net Worth of no greater than 6.5 to 1.0.
          (iii) Available Financing. PHH Parent and its Subsidiaries have maintained, at all times, an aggregate Available Borrowing Capacity of at least $1,000,000,000 (excluding uncommitted warehouse capacity provided by Government-Sponsored Enterprises), provided that no more than $500,000,000 of such capacity is in respect of facilities that are exclusively gestation facilities.

IN WITNESS WHEREOF, I have set my hand this _____ day of ________, ________.

By:
Name:
Title:

[Schedule 1]
[to Officer’s Certificate]

EXHIBIT G
PERMITTED AFFILIATE AGREEMENTS
     • Strategic Relationship Agreement, dated as of January 31, 2005, by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation, and PHH Home Loans, LLC
     • Management Services Agreement, dated as of March 31, 2006, by and among PHH Home Loans, LLC, PHH Mortgage Corporation and others
     • Flow Servicing Agreement, dated as of May 1, 2010, among certain Subsidiaries of PHH Mortgage Corporation, as owners, and PHH Mortgage Corporation, as servicer.
     • Sublease, dated as of June 1, 2005, between PHH Mortgage Corporation and PHH Home Loans, LLC
     • Loan Purchase and Sale Agreement, dated October 1, 2005, between PHH Mortgage Corporation and PHH Home Loans, LLC
     • Correspondent Agreements between PHH Mortgage Corporation and certain of its Subsidiaries
     • Indemnity Agreement, dated as of May 18, 2009, between PHH Mortgage Corporation and PHH Home Loans, LLC

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